UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant:  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
FIRST BUSEY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FIRST BUSEY CORPORATION
April 18, 2025
Dear Stockholders:
We cordially invite you to attend the 2025 Annual Meeting of Stockholders of First Busey Corporation, scheduled for 10:30 a.m. Central Time on May 29, 2025. The Annual Meeting will again be a virtual meeting, conducted solely online via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BUSE2025. You will need to have your 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”) to join the Annual Meeting. We believe that the virtual Annual Meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location.
We have chosen to use the “notice and access” method, which means that we will not mail or deliver paper sets of Annual Meeting proxy materials to shareholders. Instead, we are furnishing our proxy statement, 2024 Annual Report and proxy card to stockholders over the internet. You will receive a Notice in the mail that contains instructions on how to access the proxy materials via the internet and join the Annual Meeting. Your Notice will also contain instructions on how to receive a paper copy of the proxy materials. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
The items of business to be considered at the meeting include: (a) the election of 13 directors for a term of one year expiring at the 2026 Annual Meeting of Stockholders; (b) the approval, in a non-binding, advisory vote, of the compensation of our named executive officers, or a “say-on-pay” proposal; and (c) the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. At the meeting, we will also review our 2024 performance and update you on our strategic plans as we move forward.
Your vote is important. We hope that you will be able to attend the Annual Meeting virtually. Whether or not you plan to attend, please review the proxy statement and vote as soon as possible by telephone, the internet or by completing, signing, dating and returning your proxy card or voting instruction form, if you have requested a paper copy. Voting electronically, by telephone or by returning your proxy card does NOT deprive you of your right to attend the virtual meeting and to vote your shares of common stock during the meeting for the matters acted upon at the meeting.

On behalf of the entire board of directors, thank you for your continued support.
Sincerely yours,
Van A. Dukeman
Chairman and Chief Executive Officer

FIRST BUSEY CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 29, 2025 AT 10:30 A.M., CENTRAL TIME
To the Stockholders of First Busey Corporation:
You may visit www.virtualshareholdermeeting.com/BUSE2025 to access the Annual Meeting, where you will be able to attend online, vote your shares electronically, and submit your questions during the meeting. You will need to have your 16-digit control number included on your Notice to join the Annual Meeting. The 2025 Annual Meeting is being held for the following purposes:
1.to elect 13 directors to hold office until the 2026 Annual Meeting of Stockholders or until their successors are elected and have qualified;
2.to approve, in a non-binding, advisory vote, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a “say-on-pay” proposal;
3.to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
4.to transact such other business as may properly be brought before the meeting and any postponements or adjournments of the meeting.
Only stockholders of record at the close of business on April 1, 2025, are entitled to notice of, and to vote at, the 2025 Annual Meeting or any postponement or adjournment thereof. Even if you plan to attend the 2025 Annual Meeting, please vote as soon as possible by telephone or internet or by completing and returning the proxy card or voting instruction form if you requested paper proxy materials. Voting instructions are provided in your Notice or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement.
By Order of the Board of Directors
Van A. Dukeman
Chairman and Chief Executive Officer

FIRST BUSEY CORPORATION

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 29, 2025

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Busey Corporation for use at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) to be held virtually at 10:30 a.m. Central Time on May 29, 2025, via live webcast and online platform at www.virtualshareholdermeeting.com/BUSE2025. You will need your 16-digit control number included on your Notice to join the 2025 Annual Meeting.
The board has fixed the close of business on April 1, 2025, as the record date for determining the stockholders entitled to notice of, and to vote at, the 2025 Annual Meeting. On the record date, First Busey Corporation had 89,954,450 shares of common stock, par value $0.001 per share, outstanding and entitled to vote.
First Busey Corporation’s Annual Report on Form 10‑K, which includes audited financial statements for the year ended December 31, 2024, is available for review at our website at busey.com/secfilings. This proxy statement and the accompanying proxy card are first being made available to stockholders on or about April 18, 2025.
Directions on how to attend the 2025 Annual Meeting are contained in this proxy statement. If you have any questions, please contact our Corporate Secretary at (217) 365-4630. The principal executive offices of First Busey Corporation are located at 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211.

QUESTIONS AND ANSWERS
The following information regarding the meeting and the voting process is presented in a question and answer format. As used in this proxy statement, the terms “First Busey,” “we,” “our,” “us,” and the “Company” all refer to First Busey Corporation and its subsidiaries, including its wholly-owned bank subsidiaries, Busey Bank and CrossFirst Bank.
How do I attend the 2025 Annual Meeting?
The 2025 Annual Meeting will again be a virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the 2025 Annual Meeting only if you were a stockholder as of the record date for the 2025 Annual Meeting, April 1, 2025. You will be able to attend the 2025 Annual Meeting online, vote and submit your questions by visiting www.virtualshareholdermeeting.com/BUSE2025. You will need to have your 16-digit control number included on your Notice to join the 2025 Annual Meeting. If you do not comply with the procedures outlined above, you will not be admitted to the virtual 2025 Annual Meeting. Online check-in will start 15 minutes prior to the start of the meeting, which will begin promptly at 10:30 a.m. Central Time on May 29, 2025. The virtual meeting platform is fully supported across various browsers (including Microsoft Edge, Mozilla Firefox, Google Chrome, and Safari) and devices (including desktops, laptops, tablets, and cell phones) provided that they are running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. A complete list of registered stockholders entitled to vote at the 2025 Annual Meeting will be made available for inspection during the meeting by clicking the designated stockholder list link in the virtual meeting dashboard.
What are the rules of conduct for the 2025 Annual Meeting?
In the interest of a productive and orderly meeting, we will observe the conduct rules described in First Busey’s Annual Meeting Code of Conduct that will be available on the virtual meeting dashboard.
In general, the business of the 2025 Annual Meeting will be taken up as set forth in the agenda. When an item on the agenda is before the meeting for consideration, discussion will be confined to that item. We will answer questions from stockholders received during the meeting that relate to the business of First Busey or to matters being voted on at the 2025 Annual Meeting, as time permits. Because time is limited at the 2025 Annual Meeting, we may not be able to answer all questions from stockholders. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. To allow us to answer questions from as many stockholders as possible, each stockholder is limited to two questions. Please keep questions succinct and limited to one topic per question. We will post relevant stockholder questions and answers on the investor page of our website as soon as practicable after the meeting. Recording of the meeting is prohibited.
How do I ask questions at the 2025 Annual Meeting?
In order to submit a question at the 2025 Annual Meeting, you will need to log into the meeting using your 16-digit control number included on your Notice. If you would like to ask a question during the meeting, you can type your question in the “ask a question” text box that will appear on your screen and click “submit”. You will be able to input your question into the queue beginning 15 minutes prior to the start of the meeting. You may also submit questions in advance of the 2025 Annual Meeting through the form available on our website at busey.com/informationrequest. We encourage you to submit any questions as soon as possible to ensure your question is received.

If you have questions that are not answered during the 2025 Annual Meeting, please contact our Corporate Secretary at (217) 365-4630 or submit them through the form available on our website at busey.com/informationrequest.
What happens in the event of a technical issue or other significant disruption to the 2025 Annual Meeting?
If you encounter any technical difficulties in accessing the meeting or during the meeting, a support number will be made available on the login page. In the event of a technical malfunction or other significant problem that disrupts the 2025 Annual Meeting, the Chairman may adjourn, recess, or expedite the 2025 Annual Meeting, or take such other action that the Chairman determines is appropriate in light of the circumstances.
Why did I receive access to the proxy materials?
We have made the proxy materials available to you via the internet because on April 1, 2025, the record date for the 2025 Annual Meeting, you owned shares of First Busey common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the 2025 Annual Meeting. It also gives you information concerning these matters to assist you in making an informed decision.
When you vote by telephone or internet or complete, sign, date and return your proxy card or voting instruction form (if you requested paper proxy materials), you appoint the proxies named therein as your representative at the Annual Meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should vote by telephone or internet or complete, sign, date and return your proxy card or voting instruction form (if you requested paper proxy materials) in advance of the meeting just in case your plans change.
If you have submitted your proxy and an issue comes up for a vote at the meeting that was not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
Why did I receive a Notice instead of paper copies of the proxy materials?
We have chosen to use the Securities and Exchange Commission (“SEC”) “notice and access” rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about April 18, 2025, we mailed to each of our common stockholders a Notice, which contains instructions on how to access our proxy materials, vote your shares and join the 2025 Annual Meeting. This Notice is not a proxy card and cannot be used to vote. If you receive a Notice, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or as provided below. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
Full copies of the proxy statement and other materials for the 2025 Annual Meeting are available on the internet through our website at busey.com/secfilings.

What if I lost or misplaced my Notice?
If you are a record holder and have lost or misplaced your Notice, please contact:
First Busey Corporation
Attn: John J. Powers, Corporate Secretary
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
Telephone: (217) 365-4630
E-mail: John.Powers@busey.com
If your shares are held in an account at a bank or brokerage firm, you will need to contact your bank or broker.
How can I request and receive a paper or e-mail copy of the proxy materials?
If you want to receive a paper or e-mail copy of the 2024 Annual Report, proxy statement and proxy card, you must request them. There is no charge for requesting a copy of these documents, but you will be required to enter your 16-digit control number provided on your Notice. Please choose one of the following methods to make your request:
•By internet: www.ProxyVote.com
•By telephone: (800) 579-1639
•By e-mail: sendmaterial@proxyvote.com
Please make the request on or before May 15, 2025 to facilitate timely delivery.
What matters will be voted on at the meeting?
You are being asked to vote on: (a) the election of 13 directors of First Busey for a term of one year expiring at the 2026 Annual Meeting of Stockholders; (b) a non-binding, advisory proposal to approve the compensation of our named executive officers (“NEOs”), which is referred to as the “say-on-pay” proposal; and (c) the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. These matters are more fully described in this proxy statement.
If I am the record holder of my shares, how do I vote?
Your vote is important. We encourage you to submit your proxy promptly. Internet and telephone proxy submissions must be received by 10:59 p.m. Central Time on May 28, 2025. For shares held in the First Busey Corporation Profit Sharing Plan & Trust or the Employee Stock Purchase Plan, proxy submissions must be received by 10:59 p.m. Central Time on May 26, 2025. You may submit your proxy or vote in one of the following ways:
•Submit Your Proxy By Telephone. To submit your proxy by telephone, call 1-800-690-6903. When submitting your proxy by telephone, you will be required to enter your 16-digit control number provided on your Notice, so please have it available when you call. You may submit your proxy by telephone 24 hours a day until the applicable deadline noted above. The telephone proxy submission system has instructions and allows you to confirm that the system has properly recorded your voting instructions. Alternatively, if you request paper copies of the proxy materials, your proxy card will include the toll-free telephone number that you may use to submit your proxy.
•Submit Your Proxy By Internet. You may also submit your proxy by internet at www.ProxyVote.com, by using your 16-digit control number included in your Notice. You may submit your proxy by internet 24 hours a day until the applicable deadline noted above. As with telephone proxy submission, you will be able to confirm that the system has properly recorded your voting instructions.

•Submit Your Proxy By Mail. If you receive your proxy materials by mail and you are a holder of record, you can submit your proxy by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Your proxy card must be received by Broadridge by the applicable deadline noted above. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can submit your voting instructions by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record. If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “FOR” all nominees for director named in this proxy statement, “FOR” the say-on-pay proposal and “FOR” the ratification of the appointment of RSM US LLP.
•Vote By Internet During the 2025 Annual Meeting. You may also vote online during the virtual 2025 Annual Meeting by logging into the online platform using your 16-digit control number and voting your shares before the voting polls close.
If I hold shares in the name of a broker or other fiduciary, who votes my shares?
If you received this proxy statement from your broker or other fiduciary who may hold your shares, your broker or other fiduciary should provide instructions to direct your fiduciary to vote your shares. Your fiduciary will vote your shares in the manner you direct. If you want to vote during the virtual meeting, log into the meeting at www.virtualshareholdermeeting.com/BUSE2025, using your 16-digit control number included on your Notice or voting instruction form and follow the instructions available on www.ProxyVote.com.
Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on nonroutine matters if they have not received such voting instructions (commonly referred to as a “broker nonvote”). The ratification of the appointment of RSM US LLP is considered a routine matter, so your broker or other fiduciary may vote on this matter even if you do not provide voting instructions. However, the election of directors and the “say-on-pay” proposal are each considered a nonroutine matter. Thus, if you do not provide instructions to your broker or other fiduciary as to how to vote the shares beneficially owned by you, your broker or other fiduciary generally will not be permitted to vote the shares beneficially owned by you on these matters.
We therefore encourage you to provide directions to your broker or other fiduciary as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker or other fiduciary gives you concerning its procedures.
What does it mean if I receive more than one Notice?
You may receive more than one Notice if you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. To vote ALL of your shares by proxy, please follow the instructions and vote your proxy for each 16-digit control number.
What if I change my mind after I vote my proxy card?
If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•using the internet or telephone methods described above, in which case only your last internet or telephone proxy submitted prior to the deadline will be counted;

•if you received a printed copy of the proxy materials, signing another proxy card with a later date and returning that proxy card to:
Vote Processing
c/o Broadridge
51 Mercedes Way
Edgewood, New York 11717
•voting online during the 2025 Annual Meeting (attendance at the meeting will not in and of itself constitute the revocation of a proxy).
If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker or fiduciary to revoke your proxy. Beneficial owners may also attend and vote online during the 2025 Annual Meeting, which will replace any previous votes.
How many shares of common stock must be present in order for there to be a quorum at the 2025 Annual Meeting?
A majority of the shares that are issued and outstanding and entitled to vote as of the record date must be present at the meeting, either in person by attendance at the virtual meeting or by proxy, in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:
•is present during the virtual meeting; or
•has properly submitted a signed proxy card or other form of proxy.
On April 1, 2025, the record date for the 2025 Annual Meeting, there were 89,954,450 shares of common stock issued and outstanding. Therefore, at least 44,977,226 shares need to be present, either by attendance at the virtual meeting or by proxy, at the 2025 Annual Meeting.
What happens if a nominee is unable to stand for election?
Although the board has no reason to believe any nominee will be unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than 13 nominees.
What options do I have in voting on each of the proposals?
In the election of directors, you may vote “FOR” or “AGAINST” each nominee. For the proposals with respect to say-on-pay and the ratification of the appointment of RSM US LLP, and for any other proposal properly brought before the meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
How many votes may I cast?
You are entitled to cast one (1) vote for each share of common stock you owned on the record date. There is no cumulative voting. The proxy card or Notice indicates the number of shares of common stock owned by you. Please note that you may receive multiple 16-digit control numbers if you hold your shares in multiple accounts.
How many votes are needed for each proposal?
Directors will be elected by a plurality and the 13 individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of First Busey, subject to First Busey’s majority voting policy, discussed below. Broker nonvotes will have no effect on the election of any director at the 2025 Annual Meeting.

The holders of a majority of the shares having voting power and present at the annual meeting will be required to approve the say-on-pay proposal, to ratify the appointment of RSM US LLP and to approve any other matter that arises at the 2025 Annual Meeting. Therefore, abstentions will have the same legal effect as a vote “AGAINST” these matters, while broker nonvotes, if any, will have no effect on these matters. Please note that, because the say-on-pay vote is advisory, the outcome of such vote will not be binding on the board of directors or the Executive Management Compensation and Succession Committee (the “Compensation Committee”).
First Busey has adopted a majority voting policy, which requires an incumbent director who fails to receive the affirmative vote of a majority of the votes cast with respect to his or her election in an uncontested election at a meeting of stockholders to submit his or her resignation following certification of the stockholder vote. Such resignation will first be considered by the members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) (other than the tendering director, if applicable), who will recommend to the board of directors whether to accept or reject the resignation after considering all factors deemed relevant by the committee, including, without limitation, any stated reasons as to why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the director’s tenure and qualifications, the director’s past and expected future contributions to First Busey, and the overall composition of the board, including whether accepting the resignation offer would cause First Busey to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The board of directors (other than the tendering director) will then act to accept or reject the Nominating Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting after considering all factors that the board believes to be relevant.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Current Report on Form 8-K that we will file within four business days after the meeting.
Who bears the cost of soliciting proxies?
First Busey bears the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.
What is householding and how does it affect me?
In some cases, stockholders holding their shares in “street name,” who share the same surname and address receive only one (1) copy of the proxy materials. This practice, known as “householding,” is designed to reduce our printing and postage costs as well as natural resources. To receive separate copies of the proxy materials in the future from your broker or other fiduciary, or to receive only one (1) copy per household, please contact the broker or other fiduciary holding your shares. If you are a stockholder of record and are receiving multiple copies of our proxy materials, you can request householding by contacting Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or calling Broadridge at 1 (866) 540-7095. If you received a single copy at an address shared by other stockholders and would like a separate copy of the proxy materials for the 2025 Annual Meeting, please make your request to our Corporate Secretary at our principal executive office, 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211, or by calling (217) 365-4630.

TRANSFORMATIONAL PARTNERSHIP
On March 1, 2025, CrossFirst Bankshares, Inc. (“CrossFirst”) merged with and into First Busey (the “Merger”), with First Busey continuing as the surviving corporation, pursuant to the terms of that certain Agreement and Plan of Merger, dated August 26, 2024, by and between First Busey and CrossFirst (the “Merger Agreement”). Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (a) each share of common stock of CrossFirst outstanding immediately prior to the Effective Time, other than certain shares held by CrossFirst or First Busey, was converted into the right to receive 0.6675 of a share (the “Exchange Ratio”) of common stock of First Busey, together with cash in lieu of fractional shares, and (b) each share of Series A Non-Cumulative Perpetual Preferred Stock of CrossFirst outstanding immediately prior to the Effective Time was converted into the right to receive one (1) share of a newly created series of preferred stock of First Busey (the “Series A Preferred Stock”). A complete description of the Merger can be found in the Current Report on Form 8-K filed by First Busey with the SEC on March 3, 2025 (the “Merger 8-K”).
In connection with the Merger and pursuant to the terms of the Merger Agreement, First Busey’s bylaws were amended (the “Bylaw Amendment”) to provide for certain arrangements related to the boards of directors of First Busey and Busey Bank after the Merger, which arrangements will be effective until the later of (a) the three (3) year anniversary of the Effective Time and (b) the two (2) year anniversary of the date of the merger (the “Bank Merger”) of CrossFirst Bank with and into Busey Bank (the “Specified Period”). These arrangements are further described under the heading “Executive Officers, Corporate Governance and Board of Director Matters-Board Composition Following the Merger” below.

PROPOSAL 1:
ELECTION OF DIRECTORS
During 2024 and through February 28, 2025, the board of directors consisted of 10 directors. As set forth in the Bylaw Amendment and effective as of the Effective Time on March 1, 2025, the board of directors was increased in size to 13 members consisting of eight legacy First Busey or Busey Bank directors (the “Legacy Busey Directors”) and five legacy CrossFirst directors (the “Legacy CrossFirst Directors”) (one of whom, Rodney K. Brenneman, was appointed lead independent director). Effective as of the Effective Time on March 1, 2025, the composition of the board of directors of First Busey is identical to the board of directors of Busey Bank.
The board of directors, upon the recommendation of the Nominating Committee, has nominated our 13 current directors named below (including eight Legacy Busey Directors and five Legacy CrossFirst Directors) for election as directors at the 2025 Annual Meeting for a term expiring at the 2026 Annual Meeting of Stockholders or until their successors have been duly elected and are qualified.
It is intended that the proxies received in response to this solicitation will be voted for the election of the 13 persons so nominated, unless otherwise specified. If, for any reason, any nominee becomes unavailable for election or declines to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the board of directors. No circumstances are presently known which would render a nominee named herein unavailable.
Set forth below under “Nominees” is certain biographical information concerning each nominee for director, including principal occupation and age. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years.
Required Stockholder Vote for Election of Directors
Subject to First Busey’s majority voting policy discussed on page 8, directors are elected by a plurality and the 13 individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of First Busey.
Board Recommendation
The board of directors recommends that you vote “FOR” each of the nominees listed in the “Nominees” table below.
NOMINEES

Name (Age)	Director Since	Positions with First Busey and Principal Occupation for the Past Five Years
Stanley J. Bradshaw (67)	Director for First Busey since 2016	Mr. Bradshaw is the principal of Bradshaw Capital Management, LLC, an asset management and advisory firm serving institutional investors and eleemosynary organizations. Mr. Bradshaw served as Chairman of the board of Pulaski Financial Corp. from 2006 until its merger with First Busey in 2016. Mr. Bradshaw has also been a director of Triad Business Bank based in Greensboro, North Carolina since February 2020. We have determined that Mr. Bradshaw is “independent” under the rules of Nasdaq.

Name (Age)	Director Since	Positions with First Busey and Principal Occupation for the Past Five Years
Rodney K. Brenneman (60)	Director for First Busey since 2025, Director for CrossFirst since 2012	Mr. Brenneman was appointed as First Busey’s lead independent director effective March 1, 2025. He has served as a long-time board member, independent business consultant and advisor for many companies, including serving on the board of directors of CrossFirst from 2012 until the Merger. From 2011 until August 2014, Mr. Brenneman served as the President and Chief Executive Officer of Butterball LLC, a joint venture of Seaboard Corporation and Maxwell Foods, LLC. Prior to this role, Mr. Brenneman served in various financial and management capacities at Seaboard Corporation (NYSE: SEB). Mr. Brenneman is a CPA and graduated from Wichita State University. Mr. Brenneman has served on several boards, both for-profit and not-for-profit, and is involved in private equity. Currently, he also serves on the boards of directors of Clemens Family Corporation, Great Lakes Cheese Co., Inc., P&P Optica Inc., Flovision, and Lifesong for Orphans, Inc. We have determined that Mr. Brenneman is “independent” under the rules of Nasdaq.
Steven W. Caple (59)	Director for First Busey since 2025, Director for CrossFirst since 2018	Mr. Caple has held the position of President of Unity Hunt, Inc. (“UHI”), the company through which the family of Lamar Hunt oversees its holdings, since January 2011. Additionally, Mr. Caple serves in various roles for many of the Hunt family’s trusts and portfolio companies. Mr. Caple is also the co-owner of TRL Management, LLC, Farmersville Holdings, LLC and Hickory Creek Real Estate, LLC. Prior to joining UHI, Mr. Caple served as President of VFT Capital, LP. Mr. Caple served as a director of CrossFirst from 2018 until the Merger. Mr. Caple received his bachelor’s degree from the University of Texas at Dallas and a law degree, with honors, from the University of Arkansas. We have determined that Mr. Caple is “independent” under the rules of Nasdaq.
Michael D. Cassens (51)	Director for First Busey since 2019	Mr. Cassens is an Associate Professor in the School of Visual and Media Arts at the University of Montana, where he has taught Computer Science and Game Development for over 20 years. He has also worked for the past 20 years as an independent software developer for companies such as Microsoft and Intel along with a variety of small to medium-sized businesses. Mr. Cassens served as a director of TheBANK of Edwardsville and The Banc Ed Corp. from 2003 until The Banc Ed Corp.’s merger with First Busey in 2019. Mr. Cassens also serves as a director of FirsTech, Inc. (“FirsTech”), a wholly-owned subsidiary of Busey Bank. We have determined that Mr. Cassens is “independent” under the rules of Nasdaq.

Name (Age)	Director Since	Positions with First Busey and Principal Occupation for the Past Five Years
Van A. Dukeman (66)	Director for First Busey since 2007	Mr. Dukeman has over 40 years of banking experience. Mr. Dukeman is Chairman and Chief Executive Officer of First Busey, as well as the Chairman of the board of Busey Bank. Mr. Dukeman also serves as a director of FirsTech and also served as President and Chief Executive Officer of Busey Bank from October 2023 until March 1, 2025. Mr. Dukeman served as the President and Chief Executive Officer of Main Street Trust, Inc. prior to its merger in 2007 with First Busey.
Jennifer M. Grigsby (56)	Director for First Busey since 2025, Director for CrossFirst since 2013	Ms. Grigsby has over 30 years of senior management experience in accounting, treasury, risk management, corporate governance and corporate finance, primarily in the oil and gas exploration and production industry. Most recently, Ms. Grigsby served as Secretary of Economic Administration for the State of Oklahoma from March 2021 through November 2022. Ms. Grigsby served as a director of CrossFirst from 2013 until the Merger. Ms. Grigsby is a Certified Public Accountant and Chartered Global Management Accountant and is a member of the Oklahoma Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Currently, she also serves on the board of directors of Superior Plus Corp. (TSX: SPB). We have determined that Ms. Grigsby is “independent” under the rules of Nasdaq.
Karen M. Jensen (65)	Director for First Busey since 2019	Ms. Jensen is a registered professional engineer and serves as President and Chief Executive Officer of Farnsworth Group, Inc., a national full-service engineering, architecture and survey firm. Ms. Jensen served as a director of Busey Bank from March 2018 until her appointment to the First Busey board in September 2019 and as a director of South Side Trust & Savings Bank from June 2011 until its merger with Busey Bank in March 2018. We have determined that Ms. Jensen is “independent” under the rules of Nasdaq.
Frederic L. Kenney (66)	Director for First Busey since 2018	Mr. Kenney is an attorney and director of Christy- Foltz, Inc., Foltz, Inc. and Decatur Construction Services, Inc. Mr. Kenney served as an Associate General Counsel for Archer Daniels Midland (“ADM”) in Decatur, Illinois, from 2001 to December 2018. Until his appointment to the First Busey board in 2018, Mr. Kenney served as a director of Busey Bank or its predecessors since 1995. We have determined that Mr. Kenney is “independent” under the rules of Nasdaq.
Stephen V. King (63)	Director for First Busey since 2013	Mr. King is a founding partner of Prairie Capital, L.P., a private equity firm, and managing member of Daniels & King Ventures, LLC. Mr. King also serves on the boards of directors of several of Prairie Capital’s portfolio companies and several other privately held companies across a variety of industries. We have determined that Mr. King is “independent” under the rules of Nasdaq.

Name (Age)	Director Since	Positions with First Busey and Principal Occupation for the Past Five Years
Michael J. Maddox (55)	Director for First Busey since 2025, Director for CrossFirst since 2008	Mr. Maddox has over 20 years of banking experience. On March 1, 2025, Mr. Maddox became the Vice Chairman and President of First Busey, and the Chief Executive Officer and President of Busey Bank. Mr. Maddox also serves as Chairman of the board of FirsTech. He served as President and Chief Executive Officer of CrossFirst from June 1, 2020 until March 1, 2025, and has served as Chief Executive Officer and Chairman of the board of CrossFirst Bank since November 28, 2008. He also served as President of CrossFirst Bank from November 2008 until June 2022, when the roles of Chief Executive Officer and President of CrossFirst Bank were split. Prior to joining CrossFirst Bank, he was a Regional President for Intrust Bank. In this role, he managed Intrust Bank’s operations in Northeast Kansas.
Kevin S. Rauckman (63)	Director for First Busey since 2025, Director for CrossFirst since 2016	Mr. Rauckman is the owner of, and financial consultant for, Rauckman Advisors, LLC, where he has worked since November 2017. He served as a member of the board of CrossFirst from 2016 until the Merger. Mr. Rauckman is the former Chief Financial Officer and Treasurer of Garmin Ltd. (NYSE: GRMN), a role he held from 1999 until 2014. Following his tenure at Garmin, Mr. Rauckman served as a financial advisor for MoBank (formerly Bank of Kansas City), a subsidiary of BOK Financial Corporation, from February 2015 through May 2016. Mr. Rauckman serves as a board member and the audit committee chairman of JE Dunn Construction Group, as a board member and the nomination/governance committee chairman of MGP Ingredients, Inc. (Nasdaq: MGPI), and as a board member of CrossFirst Bank. We have determined that Mr. Rauckman is “independent” under the rules of Nasdaq.
Scott A. Wehrli (56)	Director for First Busey since 2025, Director for Busey Bank since 2017	Mr. Wehrli is Chairman and Principal of DuKane Precast Incorporated, a producer of pre-stressed, precast concrete wall panels, columns, beams and parking deck components with plant facilities in Naperville, Aurora and Plainfield, Illinois. He has also served as the mayor of Naperville, Illinois since 2023. Mr. Wehrli served as a director of First Community Financial Partners, Inc. and on its capital, strategic, leadership and compensation committees until its merger with First Busey in 2017. Mr. Wehrli was elected to the Busey Bank board of directors in 2017 when First Community Financial Bank merged with Busey Bank. We have determined that Mr. Wehrli is “independent” under the rules of Nasdaq.
Tiffany B. White (54)	Director for First Busey since 2025, Director for Busey Bank since 2021	Dr. White is Professor of Business Administration and Advertising, and the Bruce and Anne Strohm Faculty Fellow in the Gies College of Business, at the University of Illinois. She serves as Academic Director of the MS in Management Program at Gies and Faculty Athletics Representative for the University of Illinois, Big 10 and NCAA. We have determined that Dr. White is “independent” under the rules of Nasdaq.

All directors will hold office for a term of one year, expiring at the 2026 Annual Meeting of Stockholders, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. Except as set forth in the Merger Agreement (including the Bylaw Amendment and the Maddox Letter Agreement (as defined below)), there are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.
Other than Ms. Grigsby and Mr. Rauckman, no nominee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act”), other than CrossFirst, or of any registered investment company, within the past five years. Ms. Grigsby previously served on the board of directors of Silverbow Resources, Inc. (NYSE: SBOW) and on its audit and compensation committees from 2023 until 2024. Since 2021, Mr. Rauckman serves as a board member and as the nomination/governance committee chairman of MGP Ingredients, Inc. (Nasdaq: MGPI).
Finally, Ms. Grigsby served as Executive Vice President and Chief Financial Officer of Ascent Resources, LLC (“Ascent”), an oil and gas exploration and production company located in Oklahoma City, Oklahoma, from July 2015 until May 2020. On February 6, 2018, three affiliated entities of Ascent, Ascent Resources Marcellus Holdings, LLC, Ascent Resources – Marcellus, LLC, and Ascent Resources Marcellus Minerals, LLC (collectively, the "Marcellus Affiliates"), filed a joint plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (such plan, as amended, the "Reorganization Plan"). Ms. Grigsby was Executive Vice President and Chief Financial Officer of each of the Marcellus Affiliates at the time of the filing. On March 30, 2018, the Reorganization Plan was confirmed by the United States Bankruptcy Court for the District of Delaware and on May 8, 2018, the Chapter 11 bankruptcy cases of the Marcellus Affiliates were closed.
Director Qualifications
The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on are as follows:
Stanley J. Bradshaw. We consider Mr. Bradshaw to be a qualified candidate for service on the board, and the Nominating Committee and Compensation Committee, due to his extensive experience with banking institutions as the former Chairman of the Board of Pulaski Financial Corp.; as the former Chairman of the Board and Chief Executive Officer of Roosevelt Financial Group and its wholly owned subsidiary, Roosevelt Bank; as the Chairman of the Board of Square 1 Financial Corp. and its wholly owned subsidiary, Square 1 Bank; as a director of Triad Business Bank; and as a private investor. Mr. Bradshaw provides the board with important insight into the financial markets and valuation issues, as well as insight into stockholder perspectives.
Rodney K. Brenneman. We consider Mr. Brenneman to be a qualified candidate for service on the board, and the Nominating Committee and the Compensation Committee, due to his professional background and experience in senior executive leadership positions, as well as his extensive experience serving on boards of directors, including as the Chairman of the Board of CrossFirst. Mr. Brenneman’s extensive understanding of strategic planning, tactical business decision-making, risk management and corporate financial statements serves as an excellent resource to the board. Also, his business experience and community involvement in the Kansas City metropolitan area provides the board with important insight into the greater Kansas City and Wichita markets.

Steven W. Caple. We consider Mr. Caple to be a qualified candidate for service on the board, and the Nominating Committee and the Compensation Committee, due to his professional background and significant management experience across many industries, as well as his extensive understanding of corporate financial statements. Mr. Caple’s legal background and breadth of experience provides the board with invaluable knowledge and expertise regarding corporate governance and business strategy. Also, his business experience and community involvement in Dallas, Texas provides the board with important insight into the Company’s Dallas, Frisco and Fort Worth markets.
Michael D. Cassens. We consider Mr. Cassens to be a qualified candidate for service on the board, and the Enterprise Risk Committee and the Audit Committee, due to his extensive business knowledge. Mr. Cassens’ computer science knowledge, acquired as a professor and independent developer, positively enhances the diversity of skills presented by the board as a whole. His service on the board of The Banc Ed Corp. for over 16 years provides the board with important insight into the greater St. Louis Missouri-Illinois Metropolitan Statistical Area.
Van A. Dukeman. We consider Mr. Dukeman to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey’s operations that he has acquired as its Chairman and Chief Executive Officer and as the President and Chief Executive Officer of Main Street Trust, Inc. and its predecessors prior to their merger with First Busey in 2007. Throughout his long career with First Busey and its predecessors, Mr. Dukeman has obtained substantial public company experience and M&A expertise that enables him to make valuable contributions of knowledge to the board.
Jennifer M. Grigsby. We consider Ms. Grigsby to be a qualified candidate for service on the board, and the Enterprise Risk Committee and the Audit Committee, due to her significant accounting, treasury, risk management, financial and general business experience, particularly in the energy sector. Ms. Grigsby’s unique background and energy sector experience provides the board with key understanding of the Company’s markets in the southwestern United States.
Karen M. Jensen. We consider Ms. Jensen to be a qualified candidate for service on the board, and the Compensation Committee and the Enterprise Risk Committee, due to her extensive business experience, as well as the knowledge she has gained as a member of the boards of directors of South Side Trust & Savings Bank and Busey Bank. Ms. Jensen’s extensive consulting knowledge and the insights that she has acquired in growing Farnsworth Group, Inc., both organically and through acquisitions, positively enhances the diversity of experience represented by the board.
Frederic L. Kenney. We consider Mr. Kenney to be a qualified candidate for service on the board, and the Nominating Committee and the Audit Committee, due to his skills and expertise in business law and his intimate knowledge of the First Busey organization due to his long-time service as a member of the Busey Bank board. Mr. Kenney is an attorney and director of Foltz, Inc., which specializes in real estate ownership and development, director of Christy-Foltz, Inc., a commercial construction company, and director of Decatur Construction Services, Inc., a materials/concrete construction vendor. Mr. Kenney served as Associate General Counsel for ADM in Decatur, Illinois, from 2001 to 2018.
Stephen V. King. We consider Mr. King to be a qualified candidate for service on the board, and the Nominating Committee and the Compensation Committee, due to his business and financial expertise acquired through his experience as a founding partner and managing member of a private equity firm, as well as due to his experience and knowledge gained as a member of many boards of directors throughout his career for companies operating in a variety of industries.

Michael J. Maddox. We consider Mr. Maddox to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with CrossFirst’s operations he has acquired as its President and Chief Executive Officer, and as Chief Executive Officer of CrossFirst Bank. Mr. Maddox also has extensive public company expertise and M&A experience that is extremely valuable to the board.
Kevin S. Rauckman. We consider Mr. Rauckman to be a qualified candidate for service on the board, and the Enterprise Risk Committee and the Audit Committee, due to his extensive public company experience, significant financial and investment experience, and CrossFirst Bank board experience. Mr. Rauckman’s background as a CFO for a large public company, coupled with his ongoing service as chairman of committees for other public and private companies, allows Mr. Rauckman to offer seasoned advice to the board.
Scott A. Wehrli. We consider Mr. Wehrli to be a qualified candidate for service on the board, and the Enterprise Risk Committee, due to his business and financial expertise acquired through his experience as Chairman and Principal of Dukane Precast Incorporated, his financial industry expertise and knowledge gained as a member of the First Community and Busey Bank boards of directors. In addition to his business experience, Mr. Wehrli’s service as mayor of a major Chicago suburb allows him to provide the board with distinctive insights on one of the Company’s major markets.
Tiffany B. White. We consider Dr. White to be a qualified candidate for service on the board, and the Enterprise Risk Committee, due to her extensive experience and business acumen garnered through teaching at the University of Illinois and her educational background and research in the area of advertising and, particularly, consumer-brand relationships, as well as the financial industry expertise and knowledge that she has gained as a member of the Busey Bank board of directors. Dr. White provides a unique and valuable perspective on First Busey’s strategic initiatives.
EXECUTIVE OFFICERS, CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
Executive Officers
The business experience of each of First Busey’s executive officers for at least the past five years is set forth below.
Van A. Dukeman. Mr. Dukeman, age 66, has been serving as a Director and Chief Executive Officer of First Busey since August 2007, as Chairman of the Board of First Busey since July 2020, as Chairman of the Board of Busey Bank since 2007 and as Executive Vice President of CrossFirst Bank since March 2025. Prior to that, he served as President and Chief Executive Officer of Busey Bank from October 2023 until March 2025. Prior to August 2007, Mr. Dukeman served as a Director, Chief Executive Officer, and President of Main Street Trust, Inc. from May 1998 until its merger with First Busey.
Scott A. Phillips. Mr. Phillips, age 46, has been serving as Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer of First Busey and Busey Bank since February 2025 and as Executive Vice President of CrossFirst Bank since March 2025. Mr. Phillips has served as First Busey’s Principal Accounting Officer since March 2023 and previously served as First Busey’s Corporate Controller from January 2019 to February 2025. Prior to that, Mr. Phillips was in the banking industry for nine years at BB&T Corporation (now Truist Financial) and Florida Community Bank after beginning his career at a Big 4 public accounting firm serving clients primarily in the financial services industry.
Monica L. Bowe. Ms. Bowe, age 51, has been serving as Chief Risk Officer of First Busey and Busey Bank since January 2020 and as Executive Vice President of CrossFirst Bank since March 2025. Prior to that, she served as Senior Director of Operational Risk Program Management at KeyBank, a subsidiary of KeyCorp headquartered in Cleveland, Ohio, since 2015.

Amy J. Fauss. Ms. Fauss, age 57, has been serving as the Chief Information and Technology Officer of First Busey and Busey Bank since March 2025 and as the Chief Operating Officer of CrossFirst Bank since February 2024. Prior to that, she served as Chief Operating Officer of CrossFirst from February 2024 to March 2025; Chief Human Resources Officer and Chief Administrative Officer of CrossFirst and CrossFirst Bank from May 2023 to February 2024; Chief Human Resources Officer of CrossFirst and CrossFirst Bank from January 2021 until May 2023; and Chief Operating Officer of CrossFirst Bank from December 2009 until June 2022. Prior to joining CrossFirst, she served as Executive Vice President and Chief Operating Officer of Solutions Bank, where she directed all aspects of daily operations and human resources. Her experience also includes senior management positions at Hillcrest Bank and Citizens-Jackson County Bank.
Chip S. Jorstad. Mr. Jorstad, age 45, has been serving as Chief Credit Officer of Busey Bank and as Executive Vice President of CrossFirst Bank since March 2025. Prior to these appointments, he served in several roles with Busey Bank: as President of Credit and Bank Administration of Busey Bank from July 2022 to March 2025; Co-Chief Banking Officer from May 2020 to July 2022; Regional President Downstate Illinois of Busey Bank from April 2017 to May 2020; Director of Middle Market and Agricultural Banking from January 2014 to September 2015; and Senior Vice President from February 2011 to January 2014. Mr. Jorstad left Busey Bank for a brief period and served as Director of Commercial Real Estate for JSM Commercial from October 2015 until April 2017. Prior to joining Busey Bank in 2011, Mr. Jorstad worked as Director of Advancement for the University of Illinois at Urbana-Champaign, and also served as an Assistant Vice President for First Midwest Bank.
Michael J. Maddox. Mr. Maddox, age 55, has been serving as Vice Chairman and President of First Busey, Chief Executive Officer and President of Busey Bank, since March 2025, and has served as Chief Executive Officer and Chairman of the Board of CrossFirst Bank since November 2008. Prior to that, he served as President and Chief Executive Officer of CrossFirst from June 2020 until March 2025. He also served as President of CrossFirst Bank from November 2008 until June 2022, when the roles of Chief Executive Officer and President of CrossFirst Bank were split. Prior to joining CrossFirst Bank, he was a Regional President for Intrust Bank, managing Intrust Bank’s operations in Northeast Kansas.
John J. Powers. Mr. Powers, age 69, has been serving as General Counsel of First Busey and Busey Bank since December 2011, as Corporate Secretary of First Busey since May 2023 and as Executive Vice President of CrossFirst Bank since March 2025. Prior to that, he was a stockholder of Meyer Capel, P.C., a law firm based in Champaign, Illinois, since 1998.
Amy L. Randolph. Ms. Randolph, age 50, has been serving as Chief Operating Officer of First Busey and Busey Bank since October 2023 and as Executive Vice President of CrossFirst Bank since March 2025. Prior to her appointment as Chief Operating Officer, she served as Chief of Staff of First Busey and Busey Bank from April 2017 to October 2023; Executive Vice President and Chief Brand Officer of First Busey and Busey Bank from March 2014 to April 2017; and Senior Vice President of Growth Strategies of First Busey and Busey Bank from February 2008 to March 2014.
General
The Company’s board has established a set of Corporate Governance Guidelines that address board composition, the selection of directors, board meetings, committee meetings, and other matters. The Corporate Governance Guidelines are available on our website at busey.com/governance.

Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of First Busey, which are led by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are generally held every two months; special meetings, which are held from time to time; and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisers, such as our legal counsel, independent registered public accounting firm and other consultants.
A majority of our directors are “independent,” as defined by Nasdaq listing standards, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. Generally, the board undertakes an annual review of director independence. This independence review is further supplemented by an annual questionnaire that each director is required to complete and that contains a number of questions related to, among other things, independence and related-party transactions. Because of their current positions as executive officers of First Busey, Messrs. Dukeman and Maddox are not considered “independent.”
Our board of directors held seven regular meetings, two special meetings, six executive sessions without management present and two study sessions during 2024. All incumbent directors attended at least 75% of the board meetings and meetings of committees of which they were members. We require all of our directors to attend the annual meeting of our stockholders. Last year all of our then-current directors attended the annual meeting, and we expect all of our current directors will attend the 2025 Annual Meeting.
The board of directors has established four committees: the Compensation Committee, the Audit Committee, the Nominating Committee, and the Enterprise Risk Committee. Each such committee is comprised solely of independent directors.
Any stockholder who wishes to contact the full board may do so: (a) in writing, in care of our Corporate Secretary, by mail to First Busey Corporation, 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211; or (b) electronically, through the hyperlink available at our website at busey.com/informationrequest. Communications to the board will be compiled by our General Counsel and Corporate Secretary and submitted to the intended recipient(s) on a periodic basis. In general, communications relating to corporate governance and Board matters are more likely to be forwarded than communications relating to ordinary business affairs or commercial solicitations.
Board Composition Following the Merger
As noted above, in connection with the Merger and pursuant to the terms of the Merger Agreement and the Bylaw Amendment:
•During the Specified Period, the number of directors that will comprise the First Busey board of directors will be thirteen (13), of which (a) eight (8) will be Legacy Busey Directors, which initially included Mr. Dukeman and seven (7) other directors determined by First Busey and (b) five (5) will be Legacy CrossFirst Directors, which initially included Mr. Maddox and Mr. Brenneman and three (3) other directors determined by CrossFirst. Notwithstanding the foregoing, by the affirmative vote of a majority of the First Busey board of directors, the number of directors constituting the First Busey board of directors may be increased to add additional directors in connection with a direct or indirect acquisition by First Busey or in connection with a capital raising by First Busey.
•Mr. Brenneman will serve as the lead independent director of the First Busey board of directors for two (2) years following the Effective Time.

•During the Specified Period, the First Busey board of directors will maintain the four existing committees: the Compensation Committee, the Audit Committee, the Nominating Committee, and the Enterprise Risk Committee. The First Busey board of directors may by resolution (which will require the affirmative vote of a majority of the First Busey board of directors) establish additional committees composed of directors as they may determine to be necessary or appropriate for the conduct of the business of First Busey and may prescribe the composition, duties and procedures of such committees.
•During the Specified Period, if a Legacy Busey Director or a successor to a Legacy Busey Director leaves the First Busey board of directors, the remaining Legacy Busey Directors may select the successor to such departing director. Similarly, during the Specified Period, if a Legacy CrossFirst Director or a successor to a Legacy CrossFirst Director leaves the board of directors, the remaining Legacy CrossFirst Directors may select the successor to such departing director. The foregoing does not, however, apply to Mr. Maddox. If Mr. Maddox leaves the First Busey board of directors, the entire First Busey board of directors may fill his seat.
•During the Specified Period, each committee of the First Busey board of directors will have at least one (1) Legacy CrossFirst Director, provided that, if any such committee has five (5) or more members, such committee will have at least two (2) Legacy CrossFirst Directors and provided further, that each of the Nominating Committee and the Compensation Committee will have at least five (5) total members.
•During the Specified Period, the composition of the board of directors of Busey Bank will be identical to that of the First Busey board of directors.
•The above arrangements can only be modified, amended or repealed by the First Busey board of directors upon the affirmative vote of at least seventy-five percent (75%) of the entire First Busey board of directors.
Executive Management Compensation and Succession Committee
The Compensation Committee met eight times in 2024. In 2024, the Compensation Committee was comprised of Stephen V. King (Chair), Stanley J. Bradshaw, Karen M. Jensen and Cassandra R. Sanford. As of March 1, 2025, the Compensation Committee is comprised of Stephen V. King (Chair), Stanley J. Bradshaw, Rodney K. Brenneman, Steven W. Caple and Karen M. Jensen. Each member is an “independent” director as defined by Nasdaq listing requirements and Rule 10C-1 under the Exchange Act and a “non-employee” director under Section 16 of the Exchange Act. The Compensation Committee charter is available on our website at busey.com/governance.
The primary responsibilities of the Compensation Committee include, among other things, (a) discharging the board’s responsibilities relating to compensation of the Chief Executive Officer and other executive officers that report directly to the Chief Executive Officer, (b) approving and evaluating all compensation of the executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company, (c) reviewing and evaluating the compensation of directors and making recommendations to the board with respect to changes to director compensation and director compensation plans and the granting of equity awards to non-employee directors, (d) producing an annual compensation discussion and analysis report and reviewing all other disclosures regarding executive compensation required to be included in the Company’s proxy statement and other filings with the SEC in accordance with applicable rules and regulations, and (e) considering and proposing to the board management succession strategies.

Audit Committee
The Audit Committee met six times in 2024. In 2024, the Audit Committee was comprised of Frederic L. Kenney (Chair), Samuel P. Banks, George Barr, Michael D. Cassens and Cassandra R. Sanford. As of March 1, 2025, the Audit Committee is comprised of Frederic L. Kenney (Chair), Michael D. Cassens, Jennifer M. Grigsby, Kevin S. Rauckman and Tiffany B. White. Each of these committee members is considered “independent” according to Nasdaq listing requirements and Rule 10A-3 under the Exchange Act, as required for audit committee membership. The board of directors has determined that Mr. Kenney qualifies as an “audit committee financial expert” under the regulations of the SEC based on his level of education and experience, which includes his current responsibility for the oversight and management of financial results and reports prepared by independent auditors for Christy-Foltz, Inc., Foltz, Inc. and Decatur Construction Services, Inc., as well as his involvement, during his nearly two decades with ADM, in communications with internal and external auditors and the preparation of notes and disclosures.
The responsibilities and functions of the Audit Committee and its activities during 2024 are described in more detail under the heading “Report of the Audit Committee” in this proxy statement. The Audit Committee charter is available on our website at busey.com/governance.
The Audit Committee has adopted procedures for the treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters. In addition, the Audit Committee reviews and approves all related-party transactions, except for those lending relationships and transactions that are approved under Busey Bank’s and CrossFirst Bank’s policies. The Audit Committee has also implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by our independent registered public accounting firm, RSM US LLP, to First Busey or any of our affiliates. Additionally, the Audit Committee also pre-approves other services provided by third parties related to compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and tax and accounting matters. The pre-approval procedures also allow the Audit Committee’s Chair to pre-approve services in the event that a meeting cannot be held prior to the necessary action.
Nominating and Corporate Governance Committee
The Nominating Committee met six times in 2024. In 2024, the Nominating Committee was comprised of Stanley J. Bradshaw (Chair), George Barr, and Stephen V. King. As of March 1, 2025, the Nominating Committee is comprised of Stanley J. Bradshaw (Chair), Rodney K. Brenneman, Steven W. Caple, Frederic L. Kenney and Stephen V. King. Each member is considered “independent” according to Nasdaq listing requirements.
The primary responsibilities of the Nominating Committee include, among other things, the nomination of individuals for election to the board, the review of qualifications of directors to stand for election and the implementation and maintenance of our corporate governance procedures. The Nominating Committee charter is available on our website at busey.com/governance.
The Nominating Committee reviews qualified director candidates and looks for candidates who present varied, complementary backgrounds that emphasize both business experience and community standing across the Company’s markets. The Nominating Committee believes that the composition of the board should collectively encompass a broad range of skills, experience, expertise and attributes useful to the effective oversight of the Company’s business. The Nominating Committee also believes that directors should possess the highest personal and professional ethics.

First Busey’s Corporate Governance Guidelines have established the following minimum criteria, which it considers necessary for service on the board:
•possession of the highest personal and professional ethics, integrity and values;
•effective leadership and sound judgment in the nominee’s professional life;
•exemplary management and communication skills;
•active leadership in the nominee’s profession, business or organization;
•knowledge of business, economic and community issues;
•a lack of conflicts of interest that would prevent the nominee from serving on the board; and
•for non-employee nominees, independence from management to the extent required in order for a majority of the board to be made up of directors who meet the definition of an “independent director” as set forth by Nasdaq.
The Nominating Committee reviews the qualifications of each potential director candidate and identifies nominees by consensus.
The Nominating Committee evaluates all candidates in the same way regardless of the source of such candidate, including any stockholder recommendations. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for the 2025 Annual Meeting.
Enterprise Risk Committee
The Enterprise Risk Committee met five times in 2024. In 2024, the Enterprise Risk Committee was comprised of Michael D. Cassens (Chair), Samuel P. Banks, Karen M. Jensen and Frederic L. Kenney. As of March 1, 2025, the Enterprise Risk Committee is comprised of Michael D. Cassens (Chair), Jennifer M. Grigsby, Karen M. Jensen, Kevin S. Rauckman and Scott A. Wehrli. Each member is an “independent” director as defined by Nasdaq listing requirements and Rule 10C-1 under the Exchange Act and a “non-employee” director under Section 16 of the Exchange Act. The Enterprise Risk Committee charter is available on our website at busey.com/governance.
The primary responsibilities of the Enterprise Risk Committee include oversight of the Company’s risk management strategies, policies, and practices related to the identification, assessment, monitoring and management of the Company’s risks.
Director Nominations and Qualifications
In accordance with our bylaws, a stockholder may nominate a director for election at the 2026 Annual Meeting by submitting a written notice of the proposed director nomination with our Corporate Secretary, at 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211, no earlier than the close of business on January 29, 2026, and no later than the close of business on February 28, 2026. Any notice received after February 28, 2026 will be considered untimely. The stockholder’s notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age, business address and residential address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; (iv) a written questionnaire with respect to the background and qualification of each nominee, completed and executed by each nominee, in the form to be provided by the Corporate Secretary upon written request of any stockholder of record within five (5) days of such request; (v) a written statement executed by each nominee acknowledging that such nominee (A) consents to being named as a nominee in the proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected, and (B) represents that such nominee has read and agrees to adhere to First Busey’s code of ethics, Corporate Governance Guidelines and Insider Trading Policy, and any other of First Busey’s policies or guidelines applicable to directors, including with regard to securities trading; and (vi) any other information relating to each nominee that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such nominee is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address, as they appear on First Busey’s books, of the nominating stockholder and the name and principal business or residential address of any other beneficial stockholders known by the nominating stockholder to support each nominee; and (ii) the class and number of shares of stock that are owned beneficially and of record by the nominating stockholder on the date of the notice and the number of shares owned beneficially by any other record or beneficial stockholders known by the nominating stockholder to be supporting each nominee on the date of the notice. The board of directors and/or the Nominating Committee may request additional information in order to make a determination as to whether any nomination satisfies the requirements of our bylaws.
Notwithstanding the foregoing, in order to include information with respect to a stockholder director nomination in the proxy statement and form of proxy for First Busey’s 2026 Annual Meeting, stockholders must provide notice as required by, and otherwise comply with the requirements of, the Exchange Act (including Rule 14a-8 and Rule 14a-19 adopted thereunder) and the regulations promulgated thereunder.
The Nominating Committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the Nominating Committee or the board decides not to re-nominate a member for re-election, the Nominating Committee may identify a new nominee with the desired skills and experience of a new nominee in light of the criteria above.
For the 2025 Annual Meeting, upon the recommendation of the Nominating Committee, the board of directors nominated for election to the board each of the 13 incumbent directors, taking into account First Busey’s obligations under the Merger Agreement and the Bylaw Amendment. First Busey did not receive any stockholder nominations pursuant to the Company’s bylaws for directorships for the 2025 Annual Meeting.
Other Stockholder Proposals
In accordance with our bylaws, if a stockholder intends to present a proposal at First Busey’s 2026 Annual Meeting, our Corporate Secretary must receive written notice of such matter in the form required by our bylaws no earlier than the close of business on January 29, 2026, and no later than the close of business on February 28, 2026. Any notice received after February 28, 2026 will be considered untimely.
Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for First Busey’s 2026 Annual Meeting, stockholders must provide notice as required by, and otherwise comply with the requirements of, the Exchange Act (including Rule 14a-8 adopted thereunder) and the regulations promulgated thereunder.

Board Leadership Structure
As previously described in the Merger 8-K and above, effective as of the Effective Time on March 1, 2025, Michael J. Maddox became the Vice Chairman of the board and President of First Busey, and the Chief Executive Officer and President of Busey Bank, and continues as the Chief Executive Officer and Chairman of the board of CrossFirst Bank; and Van A. Dukeman continues to serve as the Chairman of the board and Chief Executive Officer of First Busey, and as the Chairman of the board of Busey Bank.
Effective as of the date immediately following the earlier of (a) the twelve (12)-month anniversary of the Bank Merger and (b) the eighteen (18)-month anniversary of the Effective Time (the “Succession Period”), Mr. Dukeman will continue to serve as the Chairman of the board of First Busey and the Chairman of the board of Busey Bank, and Mr. Maddox will retain his role as Vice Chairman of the board and President of First Busey but will also become the Chief Executive Officer of First Busey. Pursuant to the Bylaw Amendment, if during the Succession Period Mr. Dukeman is no longer serving as the Chief Executive Officer of First Busey for any reason prior to the time at which Mr. Maddox would otherwise become the Chief Executive Officer of First Busey, Mr. Maddox will succeed Mr. Dukeman as Chief Executive Officer of First Busey. Additionally, Messrs. Dukeman and Maddox can only be removed from the leadership positions described above, have their reporting relationships modified or have their employment arrangements amended in a manner that is adverse to them upon the approval of a majority of the entire First Busey board of directors.
Our board does not have a formal policy requiring the separation of the roles of Chairman of the board and Chief Executive Officer. It is our directors’ view that rather than having a rigid policy, the board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.
We believe our board leadership structure is the most appropriate at this time because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that our Chief Executive Officer possesses greatly enhances the decision-making processes of the board as a whole. Over his 37-year career at First Busey and Main Street Trust, Inc. prior to its merger with First Busey, Mr. Dukeman has developed extensive knowledge of, and deep experience in, First Busey and the banking industry more broadly. Moreover, the board believes that having Mr. Dukeman serve in both capacities is in the best interests of the Company and its stockholders because it enhances communication between the board and management and allows Mr. Dukeman to more effectively execute the Company’s strategic initiatives and business plans and to confront its challenges. Having Mr. Dukeman continue in the role of Chairman following the end of the Succession Period will allow Mr. Dukeman to continue to impart his valuable knowledge and expertise to Mr. Maddox and the rest of management and will strengthen the depth of understanding and the level of communication between the board and management.
Because the Chairman of the board is not an independent director, our board of directors has a separate lead independent director. As noted above, pursuant to the Bylaw Amendment, the position of lead independent director is held by Mr. Brenneman for two years. Thereafter, the Nominating Committee will review this appointment annually and provide its recommendation to the full board for its consideration and action. The lead independent director assists the board in assuring effective corporate governance. The duties and responsibilities of the lead independent director include:
•acting as a liaison on behalf of the independent directors with the Chairman of the board;
•presiding at all meetings of the independent directors;

•consulting with the Chairman of the board on the agendas and the schedules for meetings of the board;
•determining, in conjunction with the board, the need for, and have the ability to call and preside at, meetings of the independent directors; and
•performing such other duties and responsibilities as may be assigned to the lead independent director by the board.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, interest rate risks, liquidity risks, cybersecurity risks, operational and integration risks, compliance risks, strategic risks, audit risks, reputational risks and others, such as the impact of competition or risk-related behavior that may be affected by our compensation plans. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Various committees of the board also have responsibilities with respect to our risk oversight in specific areas. In particular, the Enterprise Risk Committee oversees the Company’s risk management strategies, policies, and practices related to the identification, assessment, monitoring and management of the Company’s risks. The Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks and receives regular reports from the management team’s senior risk officers regarding comprehensive organizational risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentive plans to ensure a reasonable and manageable level of risk-taking while still incentivizing our employees, consistent with our overall strategy. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.
Busey Bank and CrossFirst Bank each have separate boards of directors that are responsible for the oversight of risk management for each bank. The composition of the Busey Bank board of directors is identical to the First Busey board of directors, while the composition of the CrossFirst Bank board of directors includes certain members of the First Busey board of directors and executive team.
While the full board of directors is charged with ultimate oversight responsibility for risk management, management is responsible for the day-to-day management of the risks First Busey faces. Although every member of management is responsible for some aspect of risk management, our Chief Risk Officer is responsible for identifying, analyzing, overseeing and reporting internal and external risks over the short-term, intermediate-term, and long-term. She works in concert with other members of our management team to ensure that existing and emerging risks are identified and mitigated through appropriate risk management processes. Additionally, the Credit Committees of Busey Bank, the Credit Risk Management Committee of CrossFirst Bank, the Chief Credit Officer of Busey Bank, the President of CrossFirst Bank and the respective special assets and loan review staff of each bank are collectively responsible for overseeing our credit risk. Certain other management committees take an active role in risk management oversight for the other types of risks facing the banks. Each of these committees meets regularly and is comprised of executives responsible for major categories of risk.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors is essential for effective risk management and oversight. Our executive management team meets regularly with our other senior officers to discuss strategy and risks facing First Busey. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related matters and any other matters.
Code of Ethics
Our code of ethics applies to all of our directors, officers, and employees and sets forth the standard of ethics that we expect all of our directors, officers (including our Chief Executive Officer and Chief Financial Officer), and employees to follow. The text of this code of ethics may be found on our website at busey.com/governance. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code of ethics with respect to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and persons performing similar functions, by posting such information on our website.
Corporate Governance Highlights
The board believes strong corporate governance is critical to achieving the Company’s long-term goals and maintaining the trust and confidence of investors, employees, customers, regulatory agencies, and other stakeholders. The following are highlights of our corporate governance practices:
•The Boards—First Busey, Busey Bank, CrossFirst Bank and FirsTech—include industry leaders from varied backgrounds and areas of expertise. This structure provides strong leadership to all business segments.
•85% of First Busey directors are independent, with varying experiences and backgrounds.
•Strong internal audit structure, reporting directly to the Audit Committee.
•Annual organizational business continuity and cybersecurity programs and planning.
•Enterprise risk metrics correspond with conservative business strategy and risk profile.
•Robust risk monitoring, reporting and regular risk assessments.
•Strong data privacy and information security policies, including data security oversight, associate training, and proactive privacy and security efforts.
•Confidential and independent whistleblower hotline.
DIRECTOR COMPENSATION
Our directors play a critical role in guiding our strategic direction and overseeing the management of First Busey. Ongoing developments in corporate governance, executive compensation and financial reporting have resulted in increased demand for highly qualified and productive public company directors.
The compensation paid to our non-employee directors is designed to be commensurate with the considerable time commitments, requisite skill set and the many responsibilities and risks of being a director of a public company of First Busey’s size, complexity and profile. Our non-employee directors are compensated based on their respective levels of board participation and responsibilities, including service on board committees. Our non-employee directors regularly engage with our senior management and meet with our stockholders throughout the year to better understand their perspectives.

Our employee directors do not receive separate compensation for serving as directors of First Busey. Additionally, our directors do not receive separate compensation for serving as a director of CrossFirst Bank or Busey Bank.
Compensation Program
In general, director compensation for non-employee directors who served on the board during 2024 included an annual cash retainer and an equity award in the form of deferred stock units (“DSUs”). DSUs are First Busey restricted stock units, the settlement of which is deferred to a time following vesting and generally occurs within 30 days following the earlier of separation from the board or a change in control of First Busey.
The Compensation Committee is responsible for reviewing the effectiveness of the non-employee director compensation program in supporting the Company’s ability to attract qualified directors and align their interests with stockholders. The Compensation Committee reviews director compensation regularly and considers a variety of factors, including our financial performance, general market conditions, director compensation at companies within our peer group, director responsibilities, and trends in director compensation practices. Any recommendations for changes in director compensation are made to our board.
Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Compensation Committee’s independent compensation consultant, periodically provides the Compensation Committee with a review of our current board compensation package relative to our peer group. See the discussion under the heading “Compensation Process–Peer Comparison” below for more information on the peer group used by Pearl Meyer to benchmark board compensation.
Based on the Compensation Committee’s review of director compensation in 2024, effective March 2024, the annual cash retainer for non-employee directors was increased from $42,000 to $44,000, and the dollar value of the annual DSU grant for non-employee directors was increased from $69,500 to $73,000. In addition, the Vice Chairman and the lead independent director each receive an additional annual cash retainer of  $12,500, non-chair directors each receive an annual cash retainer of  $6,000 for each committee on which they served, directors serving on the Busey Bank Directors Loan Committee each receive an annual cash retainer of $10,000, and Committee chairs receive an annual cash retainer of $15,000 (in the case of the Audit Committee) and $12,500 (in the case of the Compensation Committee, the Nominating Committee and the Enterprise Risk Committee).
We reimburse our non-employee directors for reasonable expenses incurred for continuing education training and in attending board, committee and stockholder meetings, including reasonable expenses for travel, meals and lodging.
Once elected, each director is subject to First Busey’s director stock ownership policy, which currently requires each director to own $250,000 worth of common stock in First Busey, an amount equal to five times his or her annual cash retainer ($50,000 effective March 2025). DSUs, vested or unvested, are not counted for purposes of a director’s compliance with this policy. All non-employee directors who were directors as of December 31, 2024 are currently in compliance with this policy. For additional discussion, see below under the heading “Compensation-Related Governance Policies-Stock Ownership Policy”.
Total fees for service on the board and board committees in 2024 are reflected in the table below. Each of the non-employee directors also received 3,126 DSUs. All of such DSUs vest on the first anniversary of the grant date; provided that, with respect to all those directors who resigned from the board of directors effective March 1, 2025 (excluding certain directors of Busey Bank who continued as members of the board of directors of FirsTech, the “Resigning Directors”), such DSUs vested effective as of the Effective Time on March 1, 2025.

2024 Non-Employee Director Compensation Table

Name[1]	Fees Earned and Paid in Cash ($)	Stock Awards ($)[2,3]	All Other Compensation ($)	Total ($)
Samuel P. Banks[4]	$55,500	$72,992	$—	$128,492
George Barr[4]	$55,500	$72,992	$—	$128,492
Stanley J. Bradshaw	$74,500	$72,992	$—	$147,492
Michael D. Cassens	$63,200	$72,992	$—	$136,192
Karen M. Jensen	$55,500	$72,992	$—	$128,492
Frederic L. Kenney	$74,500	$72,992	$—	$147,492
Stephen V. King	$62,000	$72,992	$—	$134,992
Gregory B. Lykins[4]	$66,000	$72,992	$—	$138,992
Cassandra R. Sanford[4]	$55,500	$72,992	$—	$128,492
___________________________________________
1.As our Chairman and Chief Executive Officer, Mr. Dukeman receives no additional compensation for service on the board of directors. His compensation is included in the “Compensation of Named Executive Officers” section of this proxy statement.
2.The amounts set forth in the “Stock Awards” column reflect the grant date fair value of DSUs granted during 2024 valued in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock. The assumptions used in calculating these amounts are set forth in Note 16 to our audited financial statements for our fiscal year ended December 31, 2024.
3.The aggregate number of DSUs not vested at December 31, 2024, for each director was as follows:

Name	Non-Vested DSUs
Samuel P. Banks	3,126
George Barr	3,126
Stanley J. Bradshaw	3,126
Michael D. Cassens	3,126
Karen M. Jensen	3,126
Frederic L. Kenney	3,126
Stephen V. King	3,126
Gregory B. Lykins	3,126
Cassandra R. Sanford	3,126
4.Resigning Director.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
First Busey has two classes of stock issued and outstanding, common stock and Series A Preferred Stock. Each share of common stock entitles the holder to one (1) vote on matters submitted for approval of the common stockholders. Holders of the Series A Preferred Stock have no voting rights except with respect to certain changes in the terms of the Series A Preferred Stock, the issuance of capital stock ranking senior to the Series A Preferred Stock, certain fundamental business transactions and as otherwise required by applicable law, subject to certain limitations.
The following table sets forth certain information regarding the beneficial ownership of (a) our common stock and our Series A Preferred Stock as of April 1, 2025 (unless another date is provided in the footnotes therein), by all directors and director nominees, by each NEO, and by all directors and current executive officers as a group, and (b) our common stock as of December 31, 2024 by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock.

The number of shares beneficially owned by each director, director nominee, 5% stockholder, or NEO is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole and/or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days of April 1, 2025, through the exercise of any option, stock appreciation right or other right.
Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest.
Our board of directors has adopted a policy which generally prohibits our directors and officers from hedging their economic interests in our securities or, without the prior approval of the Nominating Committee, pledging shares of our common stock as security for lending relationships. In 2024, the Nominating Committee did not approve any new pledging requests. Exempt from this policy, however, are shares which were already pledged as security at the time of the policy’s adoption in 2014. Shares pledged pursuant to this policy are noted in the footnotes to the table below.

	Common Stock Beneficially Owned		Series A Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Outstanding Shares	Number of Shares Owned	Percentage of Outstanding Shares
Board of Directors:
Stanley J. Bradshaw[1]	488,437	*	—	—
Rodney K. Brenneman[2]	171,299	*	100	1.29%
Steven W. Caple[3]	597,149	*	750	9.68%
Michael D. Cassens[4]	141,519	*	—	—
Van A. Dukeman[5]	487,576	*	—	—
Jennifer M. Grigsby[6]	47,362	*	—	—
Karen M. Jensen[7]	66,312	*	—	—
Frederic L. Kenney[8]	192,879	*	—	—
Stephen V. King[9]	213,349	*	—	—
Michael J. Maddox[10]	323,548	*	150	1.94%
Kevin S. Rauckman[11]	46,157	*	250	3.23%
Scott A. Wehrli[12]	72,880	*	—	—
Tiffany B. White[13]	7,085	*	—	—
Other Named Executive Officers:
Jeffrey D. Jones[14]	26,658	*	—	—
Amy L. Randolph[15]	127,487	*	—	—
John J. Powers[16]	147,087	*	—	—
Monica L. Bowe[17]	69,279	*	—	—
All Directors and Current Executive Officers as a Group (19 Persons)[18]	3,465,227	3.85%	1,300	16.77%
Other Beneficial Owners of More than 5% of Our Common Stock:[19]

	Common Stock Beneficially Owned		Series A Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Outstanding Shares	Number of Shares Owned	Percentage of Outstanding Shares
BlackRock, Inc.[20] 55 East 52nd Street New York, NY 10055	4,663,932	8.20%	—	—
Dimensional Fund Advisors LP21 6300 Bee Cave Road, Building One Austin, TX 78746	3,278,444	5.76%	—	—
The Vanguard Group[22] 100 Vanguard Blvd. Malvern, PA 19355	2,943,012	5.17%	—	—
___________________________________________
*Less than one percent.
1.Includes 27,437 shares of common stock issuable at the termination of Mr. Bradshaw’s service as a director pursuant to DSUs.
2.Includes (a) 132,421 shares of common stock and 100 shares of Series A preferred stock held by the Brenneman Living Trust, for which Mr. Brenneman is a co-trustee together with his spouse and as to which shares Mr. Brenneman has shared voting and investment power, (b) 26,366 shares of common stock held by Mr. Brenneman’s IRA, and (c) 3,294 shares of common stock issuable at the termination of Mr. Brenneman’s service as a director pursuant to DSUs.
3.Includes (a) 593,855 shares of common stock and 750 shares of Series A preferred stock held by LHFI III, LLC, for which Mr. Caple serves as sole manager and as to which shares Mr. Caple has sole voting and investment power, and (b) 3,294 shares of common stock issuable at the termination of Mr. Caple’s service as a director pursuant to DSUs.
4.Includes (a) 119,378 shares of common stock as to which Mr. Cassens has shared voting and investment power, and (b) 22,141 shares of common stock issuable at the termination of Mr. Cassens’ service as a director pursuant to DSUs.
5.Includes (a) 2,201 shares of common stock held by Mr. Dukeman’s spouse, (b) 148,717 shares of common stock as to which Mr. Dukeman has shared voting and investment power, (c) 39,915 shares of common stock held by Mr. Dukeman’s IRA, and (d) 207,061 restricted stock units. Also includes 68,097 shares of common stock pledged as security pursuant to certain lending arrangements.
6.Includes (a) 25,637 shares of common stock held by the Jennifer M. Grigsby Living Trust, for which Ms. Grigsby is a co-trustee together with her spouse and as to which shares Ms. Grigsby has shared voting and investment power, and (b) 3,294 shares of common stock issuable at the termination of Ms. Grigsby’s service as a director pursuant to DSUs.
7.Includes 21,137 shares of common stock issuable at the termination of Ms. Jensen’s service as a director pursuant to DSUs.
8.Includes (a) 16,349 shares of common stock held by Mr. Kenney’s spouse, (b) 145,271 shares held by Mr. Kenney’s immediate family over which Mr. Kenney has voting power, and (c) 26,965 shares of common stock issuable at the termination of Mr. Kenney’s service as a director pursuant to DSUs.
9.Includes (a) 181,918 shares of common stock held by the Stephen V. King 2004 Declaration of Trust, for which Mr. King serves as sole trustee and as to which shares Mr. King has sole voting and investment power and (b) 31,431 shares of common stock issuable at the termination of Mr. King’s service as a director pursuant to DSUs.
10.Includes (a) 10,793 shares of common stock held by Mr. Maddox’s IRA, (b) 4,739 shares of common stock and 100 shares of Series A preferred stock held by Mr. Maddox’s spouse as to which Mr. Maddox disclaims beneficial ownership, (c) shares of common stock issuable upon settlement of 38,142 stock-settled appreciation rights which are currently exercisable with an exercise price of $9.37, (d) shares of common stock issuable upon settlement of 15,257 stock-settled appreciation rights which are currently exercisable with an exercise price of $11.24, (e) shares of common stock issuable upon settlement of 17,292 stock-settled appreciation rights which are currently exercisable with an exercise price of $14.01, (f) shares of common stock issuable upon settlement of 40,050 stock-settled appreciation rights which are currently exercisable with an exercise price of $21.35, and (g) 87,685 restricted stock units.
11.Includes (a) 24,909 shares of common stock and 250 shares of Series A Preferred Stock held by the Kevin S. Rauckman Trust, for which Mr. Rauckman is the sole trustee and as to which shares Mr. Rauckman has sole voting and investment power, and (b) 3,294 shares of common stock issuable at the termination of Mr. Rauckman’s service as a director pursuant to DSUs.
12.Includes (a) 40,367 shares of common stock held by Scott Wehrli Investments LLC, for which Mr. Wehrli serves as sole manager and as to which shares Mr. Wehrli has sole voting and investment power, (b) 23,011 shares held by the Scott Wehrli Declaration of Trust, for which Mr. Wehrli is the sole trustee and as to which shares Mr. Wehrli has sole voting and investment power, and (c) 9,502 shares of common stock issuable at the termination of Mr. Wehrli’s service as a director pursuant to DSUs.
13.Consists of 7,085 shares of common stock issuable at the termination of Ms. White’s service as a director pursuant to DSUs.

14.Includes 600 shares owned by Mr. Jones’ spouse. Shares as of February 18, 2025, the date of Mr. Jones’ separation from the Company, as described in more detail under the heading “February 2025 Departure of Jeffrey D. Jones” below.
15.Includes 86,989 RSUs (as defined below).
16.Includes (a) 40,775 shares as to which Mr. Powers has shared voting and investment power, and (b) 67,996 RSUs.
17.Includes 59,916 RSUs.
18.Includes (a) common stock shares issuable upon settlement of 14,303 stock-settled appreciation rights held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $9.37, (b) common stock shares issuable upon settlement of 13,508 stock-settled appreciation rights held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $11.24, (c) common stock shares issuable upon settlement of 17,280 stock-settled appreciation rights held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $12.36, (d) common stock shares issuable upon settlement of 40,050 stock-settled appreciation rights held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $21.35, and (e) 87,187 RSUs held by executive officers who are not NEOs or directors.
19.These percentages are calculated based on the number of shares of the Company's common stock outstanding on December 31, 2024. On March 1, 2025, the Company issued approximately 33,148,268 shares in conjunction with the Merger which materially affected these percentages and may have resulted in additional entities becoming beneficial owners of 5% or more of the shares of the Company’s common stock.
20.Ownership based on the Schedule 13G/A filed by BlackRock, Inc. on January 25, 2024, reporting 4,663,932 shares beneficially owned, with shared voting power over 0 shares, sole dispositive power over 4,663,932 shares and shared dispositive power over 0 shares.
21.Ownership based on the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2024, reporting 3,278,444 shares beneficially owned, with shared voting power over 0 shares, sole dispositive power over 3,278,444 shares and shared dispositive power over 0 shares.
22.Ownership based on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2024, reporting 2,943,012 shares beneficially owned, with shared voting power over 45,220 shares, sole dispositive power over 2,853,675 shares and shared dispositive power over 89,337 shares.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. We believe that our executive officers, directors, and 10% stockholders timely filed reports required to be filed under Section 16(a), except for (a) two late filings on Form 4 filed by Karen M. Jensen relating to two purchases of First Busey common stock, (b) one late filing on Form 5 by Karen M. Jensen relating to one purchase of First Busey common stock, (c) one late filing for each of our NEOs and Scott A. Phillips with respect to the vesting of performance-based restricted stock units (“PSUs”), (d) one late filing for each of our pre-Merger directors and each of our NEOs with respect to the granting of DSUs and time-based restricted stock units (“RSUs”), respectively, and (e) one late filing for each of Jeffrey D. Jones, Amy L. Randolph, John J. Powers, Monica L. Bowe and Scott A. Phillips with respect to dividend reinvestments on vested PSUs.
In making the foregoing statements, we have relied solely upon the written representations of our directors, executive officers, and 10% stockholders and reports filed with the SEC.
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes our compensation philosophy and policies for 2024 as applicable to our NEOs, as defined under SEC rules, who are listed below. This CD&A explains the structure and rationale associated with each material element of the total compensation of our NEOs, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.

Name	Position (as of December 31, 2024)
Van A. Dukeman	Chairman and Chief Executive Officer
Jeffrey D. Jones[1]	Former Executive Vice President, Chief Financial Officer
Amy L. Randolph	Executive Vice President, Chief Operating Officer
John J. Powers	Executive Vice President, General Counsel
Monica L. Bowe	Executive Vice President, Chief Risk Officer
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1.As previously disclosed on a Current Report on Form 8-K filed on February 21, 2025, Mr. Jones separated, effective February 18, 2025, from his employment as Executive Vice President, Chief Financial Officer of First Busey and Busey Bank. Effective February 18, 2025, Scott A. Phillips, CPA, was appointed as Interim Chief Financial Officer of First Busey and Busey Bank.
2024 Business Highlights
First Busey remains committed to balance sheet strength, profitability and growth, in that order. First Busey continues to navigate the current economic environment effectively and prudently and remains resolute in its focus on serving our customers, communities, and associates while protecting our balance sheet. First Busey’s financial strength is built on a long-term conservative operating approach.
Effective April 1, 2024, First Busey completed its previously announced acquisition of Merchants and Manufacturers Bank Corporation (“M&M”), pursuant to an Agreement and Plan of Merger, dated November 27, 2023, between First Busey and M&M. On June 21, 2024, Merchants and Manufacturers Bank (“M&M Bank”) was merged with and into Busey Bank. This partnership added M&M Bank’s Life Equity Loan® products to Busey Bank’s existing suite of services, and expanded First Busey’s presence in the Chicago Metropolitan Statistical Area.
As noted above, First Busey and CrossFirst entered into the Merger Agreement on August 26, 2024, and consummated the Merger effective March 1, 2025. It is anticipated that CrossFirst Bank will merge with and into Busey Bank on June 20, 2025. This transaction extends Busey’s regional operating model into high-growth metro markets—bolstering its commercial banking relationships and offering additional opportunities to grow its wealth management business and payment technology solutions subsidiary, FirsTech.
Net income for the full year 2024 was $113.7 million, or $1.98 per diluted common share. During 2024, First Busey incurred $8.1 million in pre-tax non-recurring expenses relating to acquisitions and other restructuring costs. Adjusted net income1 for the full year of 2024 was $119.8 million, or $2.08 per diluted common share.1 First Busey’s management team remained disciplined in its focus on capital, credit quality, and efficiency to produce continued solid returns for our stockholders.
•Capital Management Strategies — First Busey’s strong capital levels, coupled with its earnings, have allowed us to provide a steady return to stockholders through dividends. On January 31, 2025, First Busey paid a cash dividend of $0.25 per common share to stockholders of record as of January 24, 2025, which represented a 4.2% increase from the previous quarterly dividend of $0.24 per share. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980. As of December 31, 2024, First Busey remained well-capitalized, exceeding regulatory standards with a Tier 1 Capital Ratio of 14.98%, Common Equity Tier 1 Capital Ratio of 14.10%, Leverage Ratio of 11.06%, and Total Risk-Based Capital Ratio of 18.53%. Our tangible book value per common share1 was $17.88 at December 31, 2024, compared to $16.62 at December 31, 2023.
1 For information on non-GAAP financial measures, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 under the heading “Non-GAAP Financial Information.”

•Credit Quality — Credit quality remains strong by both our historical and current industry trends. Our non-performing loans were $23.2 million and $7.8 million at December 31, 2024, and December 31, 2023, respectively. Non-performing loans as a percentage of total portfolio loans were 0.30% and 0.10% at December 31, 2024, and December 31, 2023, respectively. Additionally, our allowance for credit losses coverage was 3.59 times our non-performing loan balance at December 31, 2024.
•Efficiency Initiatives1 — The efficiency ratio for the year ended December 31, 2024 was 61.76% compared to 61.65% for the year ended December 31, 2023. Expenses have been influenced by acquisition expenses and other restructuring costs, and the adjusted efficiency ratio was 61.03% and 60.68% for the years ending December 31, 2024, and December 31, 2023, respectively. First Busey remains focused on expense discipline. 2024 expenses were impacted from operating M&M Bank as a stand-alone bank from April 1, 2024, through June 21, 2024, as well as general inflationary pressures on compensation and benefits and, to a lesser extent, certain other expense categories.
•Growth in Fee Income Businesses2 — Maintaining a diversified revenue stream continues to be a focus for First Busey. For the year ended December 31, 2024, FirsTech segment revenue was $23.1 million, an increase of  $0.3 million compared to the year ended December 31, 2023, or 1.3%. For the year ended December 31, 2024, Wealth Management segment revenue was $65.0 million, an increase of $7.1 million compared to the year ended December 31, 2023, or 12.3%. On a consolidated basis, for the year ended December 31, 2024, noninterest income excluding net securities losses and gains on the sale of mortgage servicing rights, was 30.0% of total revenue, providing a complement to spread-based revenue from traditional banking activities.
As we reflect back on 2024 and look ahead to 2025, First Busey remains steadfast in our commitment to the customers and communities we serve.
2024 Compensation Highlights
•Base Salaries — The Compensation Committee approved base salary increases for each of our NEOs effective February 25, 2024. These increases were made after considering input from Pearl Meyer, the Compensation Committee’s independent compensation consultant, and First Busey’s senior management, except with respect to our Chief Executive Officer, whose salary was determined solely in the Compensation Committee’s discretion after considering input from Pearl Meyer. Our Chief Executive Officer’s salary was last increased in 2022. For more information regarding the Compensation Committee’s consideration of the views of our senior management in setting compensation, please see the heading “Role of Executive Officers in Compensation Decisions” below.
•Annual Cash Incentive Plan — The Compensation Committee approved the formulation for the 2024 annual cash incentive plan, which was substantially similar to the 2023 annual cash incentive plan, except that the Compensation Committee made the following changes to the metrics to ensure that the 2024 annual cash incentive plan reinforced current corporate priorities: (a) a change to the Asset Quality Ratio target range from 45-54.99% to 50-59.99%; (b) an increase in the Core Earnings Per Share weighting from 35% to 40%; and (c) a decrease in the Non-Bank Revenue weighting from 30% to 25%.
1 For information on non-GAAP financial measures, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 under the heading “Non-GAAP Financial Information.”
2 For segment level financial information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

•Equity Incentive Compensation — The Compensation Committee recommended, and the board granted, PSUs and RSUs to our NEOs in the same proportions as the 2023 grants, with 50% consisting of PSUs and 50% consisting of RSUs, and approved performance measures with respect to PSUs that were substantially similar to the performance measures with respect to the 2023 PSU grants. PSUs and RSUs granted in 2024 were subject to the terms and conditions of the Merger Agreement, and certain PSUs granted in 2024 were modified in connection with the Merger, as described in more detail under the heading “Changes in Executives and Executive Compensation in 2025 as a Result of the Merger-Treatment of Outstanding Equity Awards Upon the Merger” below.
Components of Total Compensation
The Compensation Committee believes executive compensation packages provided by First Busey to its executives, including our NEOs, should include both cash and equity compensation opportunities that reward performance as measured against established corporate and personal goals, enabling First Busey to attract high-quality talent while also providing a strong retention element. By dividing compensation opportunities between cash and equity, the Compensation Committee intends to incentivize executives by rewarding them for performance that results in both short-term and long-term improvements in stockholder value. Each compensation element is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by our compensation peers, appropriately performance-based, and valued by First Busey’s executives.

Compensation Element	Form	Purpose
Base Salary	Cash	Base Salary, which is reviewed annually, is intended to offer each executive security through consistent compensation at market levels of pay based on the executive’s responsibilities, experience, and historic performance and allow First Busey to maintain a stable management team.
Annual Cash Incentives	Cash	Annual Cash Incentives motivate our executives through performance-based pay to achieve First Busey key priorities including asset quality and profitability. Payouts are determined by corporate and individual performance.
Equity Awards	PSUs	PSUs, which are RSUs that will vest only to the extent specific objectives or relative financial, stock price or other goals are met, incentivize our executives to achieve objectives and goals that are considered important to First Busey’s overall success.
Equity Awards	RSUs	RSUs link the interests of our executives to stockholders by tying a portion of our executives’ compensation to the long-term value of First Busey’s stock and also serve as a valuable retention tool.
Benefits & Perquisites		Availability of competitive employee plans helps meet each executive’s health, welfare and retirement needs.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2024:

What We Do
✓	Heavy emphasis on variable (“at-risk”) compensation
✓	Annual incentives based on objective measures
✓	Clawback policy that is compliant with SEC and Nasdaq rules
✓	Stock ownership guidelines, including stock ownership policy and insider trading policy
✓	Independent compensation consultant
✓	Equity awards with performance objectives
✓	Equity awards with objectives based on relative performance
What We Don’t Do
Œ	No significant perquisites
Œ	No cash dividends on unvested shares
Œ	No option backdating or repricing
Œ	No hedging of shares
Œ	No guaranteed annual bonuses for NEOs
Prior Year’s Say-on-Pay Proposal
At First Busey’s 2024 Annual Meeting, the non-binding, advisory proposal to approve the compensation of certain executive officers received the approval of approximately 93% of the common shares having voting power and present at the meeting. In determining executive compensation policies and decisions, First Busey, the First Busey board of directors, and the Compensation Committee considered the results of the say-on-pay vote, and believe that the results of the 2024 say-on-pay vote reflect our stockholders’ support of our compensation philosophy and the manner in which we compensate our NEOs.
Compensation Philosophy and Objectives
We are committed to providing a total compensation program that supports our long-term business strategy and performance culture and creates a commonality of interest with our stockholders. We believe that the most effective compensation program is one that is designed to reward the achievement of annual, long-term, and strategic goals by First Busey and that aligns executives’ interests with those of our stockholders by rewarding performance consistent with established goals, with the ultimate objective of improving stockholder value.
The Compensation Committee has worked with our management to design compensation programs that encourage high performance, promote accountability, and ensure that employee interests are aligned with the interests of our stockholders. Additionally, the Compensation Committee evaluates both performance and compensation to ensure that compensation provided to executives remains competitive relative to the compensation paid to similarly situated executives of our compensation peers and that we maintain our ability to attract and retain superior employees in key positions in the markets we serve. The primary objectives of our executive compensation policies are:
•to provide market-based compensation that attracts, retains, and motivates highly-qualified executives;
•to reward executives based upon our financial performance at levels competitive with compensation peers;
•to provide incentives for executive officers to work toward targeted successful annual results and strategic objectives;

•to create opportunities and incentives for our executive officers to be long-term stockholders;
•to align executive compensation with increases in stockholder value, as measured by favorable long-term results and the continued strengthening of First Busey’s financial condition;
•to provide flexibility to recognize, differentiate and reward individual performance; and
•to identify and prudently manage risks associated with our compensation programs.
Pay Mix
The main elements of our compensation program are base salary, short-term incentives in the form of annual cash bonuses, and long-term equity incentive awards, all of which we refer to as total direct compensation. In setting the appropriate level of target total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is competitive and will attract, retain, and motivate top talent while keeping the overall compensation levels aligned with stockholder interests and job responsibilities. As illustrated below, the majority of our Chief Executive Officer’s and NEOs’ total direct compensation opportunity is variable (“at-risk”). The graphs depict the mix of total target direct compensation (salary, actual bonus, and RSUs/PSUs at grant date fair value) set for our Chief Executive Officer and NEOs for 2024.
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* Performance-based subject to performance goal achievement.
Compensation Process
The Compensation Committee is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs, including reviewing and approving compensation levels, evaluating the performance of our NEOs, and considering senior management succession issues.
Each year, our Chief Executive Officer presents to the Compensation Committee the performance results for the previous year for it to consider in determining the appropriate aggregate and individual compensation levels for the current year. In conducting its review, the Compensation Committee considers quantitative performance results; achievement of individual qualitative goals; the overall need of the organization to attract, retain, and motivate the executive team; the total cost of compensation programs; and market practices. The Compensation Committee also reviews comprehensive summaries that detail the executives’ total target and actual compensation for the year. The use of comprehensive summaries allows the Compensation

Committee to have a complete understanding of the executives’ compensation and is valuable in the assessment of past and current compensation and how it relates to each executive’s duties and responsibilities. Generally, annual cash incentive awards are reviewed in the early months of each year after final financial results are available for the prior fiscal year. Additionally, the target metrics for the current year’s annual cash incentive awards are set and approved in conjunction with the budgeting process in the same time frame.
Base salary adjustments and equity awards are made in the first quarter of the year in order to align all compensation decisions in connection with the Compensation Committee’s review of final financial results for the prior fiscal year. Changes made to our NEO salary levels are shown below on page 38. We granted PSUs and RSUs to our NEOs during March 2024. Approval of grants of equity awards for any newly-hired or promoted executives during the course of the year occurs at the Compensation Committee meeting following the hiring or promotion.
Role of Compensation Consultants
The Compensation Committee periodically engages outside independent consultants to assist it in fulfilling its responsibilities and duties. During 2024, the Compensation Committee utilized Pearl Meyer to help review and adjust First Busey’s executive compensation practices, market trends, the equity plans of the Company, and other ad hoc support. Prior to retaining Pearl Meyer, the Compensation Committee reviewed Pearl Meyer’s independence in accordance with the committee’s charter and applicable Nasdaq rules and determined that there were no conflicts of interest that would impair its independence.
Role of Executive Officers in Compensation Decisions
The Compensation Committee is responsible for all compensation decisions affecting our NEOs. Our Chief Executive Officer annually reviews with the Compensation Committee the performance of each other NEO. This review is generally based on each executive’s individual performance and contribution toward our performance during the year. Based on these reviews, our Chief Executive Officer recommends adjustments to base salaries, annual cash incentives and equity award amounts. The Compensation Committee takes our Chief Executive Officer’s reviews and recommendations under advisement and may exercise discretion to modify any recommended adjustments or awards to executives. Our Chief Executive Officer does not participate in or make recommendations with respect to his own compensation and is not present during such discussions or determinations. In addition, the Compensation Committee oversees the Board’s review of the performance of our Chief Executive Officer. As with the reviews of all other NEOs, this review is based on our Chief Executive Officer’s individual performance and contribution toward our performance during the year. Based on the review, the Compensation Committee determines, in its sole discretion, whether to make adjustments to the base salary, annual cash incentive, and equity award amount for our Chief Executive Officer. The recommendations of the Compensation Committee for equity grants are then presented to the full board for their approval.
Peer Comparison
When establishing compensation in March 2024, the Compensation Committee reviewed the benchmarking of executive pay based on the Company’s updated compensation peer group (the “Peer Group”) and survey information. Effective March 2024, the Peer Group was updated as set forth below. The Peer Group includes the following 24 publicly-traded financial companies with similar asset sizes that provide banking and related services in market areas comparable to those of First Busey:

1st Source Corporation (SRCE)	BancFirst Corporation (BANF)	Community Bank System, Inc. (CBU)
Enterprise Financial Services Corp (EFSC)	FB Financial Corporation (FBK)	First Bancorp (FBNC)
First Commonwealth Financial Corporation (FCF)	First Financial Bancorp (FFBC)	First Financial Banchshares (FFIN)
First Merchants Corporation (FRME)	Heartland Financial USA, Inc. (HTLF)	Home BancShares, Inc. (HOMB)
National Bank Holdings Corporation (NBHC)	NBT Bancorp Inc. (NBTB)	Nicolet Bancshares, Inc. (NIC)
Park National Corporation (PRK)	Peoples Bancorp, Inc. (PEBO)	QCR Holdings, Inc. (QCRH)
Renasant Corporation (RNST)	S&T Bancorp, Inc. (STBA)	Seacoast Banking Corporation of Florida (SBCF)
ServisFirst Bancshares, Inc. (SFBS)	Trustmark Corporation (TRMK)	WesBanco, Inc. (WSBC)
The Compensation Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of NEOs. Instead, the Compensation Committee evaluates the market data prepared by Pearl Meyer, along with the other factors listed in this CD&A, to determine the appropriate target direct compensation levels for each of our NEOs.
Equity Incentive Compensation
The Compensation Committee believes that equity compensation is an important and effective way of creating a long-term link between the compensation provided to officers and other key management personnel with stockholder value. Our equity compensation programs are also designed with various factors in mind, including supporting pay-for-performance, fostering employee stock ownership, and focusing the management team on increasing value for our stockholders. In addition, the Compensation Committee believes that equity compensation provides balance to the total direct compensation structure: the annual incentive program focuses on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term.
In recent years, we have granted PSUs and RSUs to our NEOs under our equity incentive plans. Our current equity incentive plan is the First Busey Corporation Amended 2020 Equity Incentive Plan (the “Amended 2020 Plan”). First Busey uses the Amended 2020 Plan to provide ownership opportunities of our common stock to our employees and directors, to provide additional incentive for them to promote the success of our business, and to attract and retain talented personnel. All of our employees and directors and those of our subsidiaries are eligible to receive awards under the Amended 2020 Plan.
The Amended 2020 Plan is administered by the Compensation Committee. Equity award recommendations are made in its discretion and are generally presented to the full board for its approval. When making award recommendations, the Compensation Committee considers the factors described above, which is intended to support pay-for-performance and reward our employees and directors for increases in stockholder value, as well as the nature of the services rendered or to be rendered by the employee and the employee’s present and potential contributions to the success of First Busey.

As described in more detail under the heading “Changes in Executives and Executive Compensation in 2025 as a Result of the Merger-Treatment of Outstanding Equity Awards Upon the Merger” below, as of the Effective Time and pursuant to the Merger Agreement, certain changes were made to First Busey’s outstanding PSUs and RSUs.
2024 Compensation Determinations
Base Salaries
For more information regarding the Compensation Committee’s consideration of the views of our senior management in setting compensation, please see the heading “Role of Executive Officers in Compensation Decisions” above. Following its consideration of the base salary recommendations of First Busey’s senior management and Pearl Meyer’s comprehensive peer group compensation analysis, except with respect to our Chief Executive Officer, whose salary was determined solely in the Compensation Committee’s discretion after considering input from Pearl Meyer, the Compensation Committee decided to increase base salaries in 2024 for each NEO (the Chief Executive Officer’s salary was last increased in 2022). The increases were due in part to the increased responsibilities of the NEOs resulting from the December 31, 2023 departure of Robin N. Elliott, former President and Chief Executive Officer of Busey Bank and former President and Chief Executive Officer of FirsTech. Such increases are set forth below:

Executive Officer	2023 Salary	2024 Salary	% Change
Van A. Dukeman	$725,000	$795,000	9.7%
Jeffrey D. Jones	$445,000	$495,000	11.2%
Amy L. Randolph	$420,000	$495,000	17.9%
John J. Powers	$375,000	$385,000	2.7%
Monica L. Bowe	$350,000	$385,000	10.0%
2024 Annual Cash Incentive Plan
The Compensation Committee approved the formulation for the 2024 annual cash incentive plan, which was substantially similar to the 2023 annual cash incentive plan, except that the Compensation Committee made the following changes to the metrics to ensure that the 2024 annual cash incentive plan reinforced current corporate priorities: (a) a change to the Asset Quality Ratio target range from 45-54.99% to 50-59.99%; (b) an increase in the Core Earnings Per Share weighting from 35% to 40%; and (c) a decrease in the Non-Bank Revenue weighting from 30% to 25%. The weighting of the metrics for 2024 was as follows: Core Earnings Per Share (40%), Asset Quality Ratio relative to the Peer Group (25%), Non-Bank Revenue (25%), Net Promoter Score (3.4%), Gallup Engagement Score (3.3%), and Regulatory Ratings (3.3%).
The 2024 annual cash incentive plan provided that our Chief Executive Officer could receive 125% of his salary at target performance and all other NEOs could receive 100% of their salaries at target performance. The 2024 plan also provided for a maximum cash incentive opportunity of 150% of salary for our Chief Executive Officer and 125% of salary for the other NEOs for achievement of superior performance, and no cash incentive for below threshold performance. The remaining structural elements of the annual cash incentive plan remained substantially similar to the 2023 plan.
Balance sheet strength, profitability, and growth are the mantras that guide our performance culture, and these considerations were central to the performance measures selected by the Compensation Committee. For 2024, the specific performance measures in the annual cash incentive plan for our NEOs, and the percentage of their cash incentive opportunities attributable to each measure, are set forth in the table below. As noted above, the Compensation Committee chose these performance measures because it believed these metrics were the best measures for evaluating the respective contributions of our NEOs to the overall business success of First Busey during 2024 from an operational and stockholder value perspective. Under the plan, each performance measure received a weighting between 3.3% and 40%, and the applicable weighting determined the potential payout for the performance ranges established for each measure. The plan further provided the Compensation Committee with the discretion to adjust the financial performance objectives or actual awards, if appropriate, to account for extraordinary events, individual performance, and for consistency with awards to be made to other executives.

Measure	Type	Below Threshold	Below Target	Slightly Below Target	Target	Above Target	Maximum	Goal Weighting
Core Earnings Per Share[1]	Absolute	<$1.80	$1.80+	With Interpolation	2.05	With Interpolation	$2.20+	40%
Asset Quality Ratio[2]	Relative Percent Rank	<25%	≥25% – 34.99%	≥35% – 49.99%	≥50% – 59.99%	≥60% – 74.99%	≥75%	25%
Non-Bank Revenue[3]	Absolute	<$81.23MM	$81.23MM+	With Interpolation	$87.34MM	With Interpolation	$93.45MM+	25%
Net Promoter Score[4]	Relative Percent Rank	<25%	≥25% – 34.99%	≥35% – 44.99%	≥45% – 54.99%	≥55% – 74.99%	≥75%	3.4%
Gallup Engagement Score[5]	Relative Percent Rank	<25%	≥25% – 34.99%	≥35% – 44.99%	≥45% – 54.99%	≥55% – 74.99%	≥75%	3.3%
Regulatory Ratings[6]	Absolute	—	—	—	—	—	—	3.3%
CEO Payout Opportunity		0%	50%	87.5%	125%	137.5%	150%
NEO Payout Opportunity		0%	50%	87.5%	100%	112.5%	125%
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1.Metric with interpolation. Core operating performance less certain one-time charges (i.e. M&A) or other unique elements and excludes securities gains and losses. The target of $2.05 assumes and includes the M&M transaction. Core Earnings Per Share is the same as adjusted diluted earnings per share, a non-GAAP financial measure. For additional information on adjusted diluted earnings per share and a reconciliation to the most directly comparable GAAP financial measure, see the Company’s Annual Report on Form 10‑K for the year ended December 31, 2024 under the heading “Non-GAAP Financial Information.”
2.Equals (a) 30-89 day past due loans plus 90+ day past due loans plus non-accrual loans plus other real estate owned), divided by (b) total capital, compared to the Peer Group.
3.Metric with interpolation. Aggregate net revenue of Busey Wealth Management and FirsTech.
4.The Net Promoter Score is measured by comparing the most recent results for the Company as of year-end against the Forrester US Net Promoter Benchmark Report, excluding closed Busey Bank branches and/or newly acquired companies within the past 12 months.
5.The Gallup Engagement Score compares First Busey’s most recent annual results against Gallup’s total database for organizations with more than 1,000 employees, excluding newly-acquired companies for the first 12 months post-acquisition.
6.The Regulatory Ratings objective was established at the date of plan approval and reflect First Busey’s CAMELS rating as well as supervisory actions.
For purposes of the relative performance measurement of Asset Quality Ratio, First Busey compared performance against the Peer Group described under the heading “Peer Comparison” beginning on page 36.
2024 Annual Cash Incentive Compensation Results
Asset quality remains strong with $23.3 million in non-performing assets, an allowance to total portfolio loans of 1.08%, and an allowance to non-performing loan ratio of 359% as of December 31, 2024. Our capital ratios were very strong at both the holding company and Busey Bank levels with both entities exceeding our targets of 12% Total Capital and 8% Tier 1 Leverage Ratio. Our liquidity and risk profile remained very strong in 2024. We believe we did not stretch our liquidity or risk profiles to achieve our results for 2024. Actual results and the impact on the potential cash incentive payout are outlined below.

Measure	Type	Goal Weighting	Goal Achievement	CEO Multiplier	NEO Multiplier
Core Earnings Per Share	Absolute	40%	Above Target	131.0%	106.0%
Asset Quality Ratio	Relative Percent Rank	25%	Maximum	150.0%	125.0%
Non-Bank Revenue	Absolute	25%	Above Target	127.2%	102.2%
Net Promoter Score	Relative Percent Rank	3.4%	Maximum	150.0%	125.0%
Gallup Engagement Score	Relative Percent Rank	3.3%	Maximum	150.0%	125.0%
Regulatory Ratings	Absolute	3.3%	Above Target	137.5%	112.5%
Calculated Bonus as a % of Salary				136.3%	111.3%
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* Based on goal achievement and target bonus (as a % of salary). For 2024, the target annual cash incentive compensation opportunity for our Chief Executive Officer and all other NEOs was 125% and 100% of base salary, respectively, and the maximum annual cash incentive compensation opportunity for our Chief Executive Officer and all other NEOs was 150% and 125% of base salary, respectively.

Executive Officer	Base Salary	Calculated Bonus as a % of Salary	Cash Annual Incentive
Van A. Dukeman	$795,000	136.3%	$1,083,585
Jeffrey D. Jones	$495,000	111.3%	$550,935
Amy L. Randolph	$495,000	111.3%	$550,935
John J. Powers	$385,000	111.3%	$428,505
Monica L. Bowe	$385,000	111.3%	$428,505
2024 Equity Incentive Compensation
On March 19, 2024 the Compensation Committee recommended equity awards for each NEO with 50% of the target award value consisting of PSUs, and 50% of the award value consisting of RSUs, which First Busey’s board of directors approved on March 20, 2024. The RSUs under the original grant had a five-year vesting period. The number of PSUs earned under the original grant could vary between 0% and 50% to 160% of the target number of shares depending on the performance achieved. Half of the PSUs (the “ROATCE PSUs”) could be earned based upon the Company’s three-year average of the Core Return on average Tangible Common Equity (“ROATCE”) and half of the PSUs (the “TSR PSUs”) could be earned based on the Company’s relative Total Stockholder Return (“TSR”) compared to the members of the S&P U.S. BMI Banks — Midwest Region Index as of March 20, 2024, that are still publicly reporting at the end of the performance period (excluding any financial institution that is the target of an announced acquisition at the end of the performance period), in both cases, measured cumulatively over the 36-month performance period beginning on January 1, 2024 and ending on December 31, 2026. The tables below outline the target equity awards granted in 2024 and the individual award values. The actual number of shares granted, and resulting value reported in the Summary Compensation Table, were based on the closing price of the Company’s common stock on the grant date of March 20, 2024, in accordance with FASB ASC Topic 718.

Executive Officer	PSUs (50%)[1]	RSUs (50%)	Total (100%)
Van A. Dukeman	$475,000	$475,000	$950,000
Jeffrey D. Jones[2]	$237,500	$237,500	$475,000
Amy L. Randolph	$237,500	$237,500	$475,000
John J. Powers	$175,000	$175,000	$350,000
Monica L. Bowe	$175,000	$175,000	$350,000
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1.Amounts reflect target value of PSU awards based on grant date share price. Amounts realized upon vesting may increase or decrease based on future performance of First Busey.
2.Subject to the terms of the Separation Agreement (as defined below), Mr. Jones forfeited all of his outstanding unvested equity awards as of the end of his employment.
Of the total number of PSUs to be earned by each participant under the original grant at the end of the performance period, 50% were based on the Company’s relative TSR as follows:

2024 – 2026 Relative Rank (Total Stockholder Return)	Payout* (% of Target Shares)
Less than 40th Percentile	0%
40th Percentile < 60th Percentile	50% – 100%
60th Percentile < 75th Percentile	100% – 160%
75th Percentile or Greater	160%
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*The number of PSUs earned is to be determined with interpolation.
Of the total number of PSUs to be earned by each participant under the original grant at the end of the performance period, 50% were based on the Company’s ROATCE as follows:

2024 – 2026 (Core Return on Average Tangible Common Equity)	Payout* (% of Target Shares)
Less than 11%	0%
11% – 11.99%	50%
12% – 12.99%	75%
13% – 13.99%	100%
14% – 14.99%	125%
15% or Greater	160%
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*The number of PSUs earned is to be determined without interpolation.
However, as described in more detail under the heading “Changes in Executives and Executive Compensation in 2025 as a Result of the Merger-Treatment of Outstanding Equity Awards Upon the Merger” below, as of the Effective Time and pursuant to the Merger Agreement, certain changes were made to First Busey’s outstanding RSUs and PSUs.
February 2025 Departure of Jeffrey D. Jones
As previously described in the Current Report on Form 8-K filed by First Busey with the SEC on February 21, 2025 (the “Jones 8-K”), on February 19, 2025, First Busey entered into a separation agreement (the “Separation Agreement”) with Jeffrey D. Jones, the former Executive Vice President, Chief Financial Officer of the Company and Busey Bank, confirming the separation of Mr. Jones from his employment with the Company and its subsidiaries effective February 18, 2025. Mr. Jones’ separation from the Company was not related in any way to, and did not involve any disagreement with respect to, the Company’s financial reporting or financial condition, operations, or financial policies or practices, including the Company’s controls, or the Merger.

Consistent with the terms of his employment agreement in connection with a termination by the Company without “cause” (as such term is defined in his employment agreement), and under the terms of the Separation Agreement, subject to the effectiveness of a release of claims, Mr. Jones received or will receive, as applicable, (a) cash severance in the amount of $1,045,935, representing the sum of one year of base salary and the amount of his last annual bonus from 2024, payable in substantially equal installments over a one (1)-year period starting within sixty (60) days following the date of Mr. Jones’ separation, (b) a pro-rated annual bonus for 2025, determined based on actual performance for the 2025 performance year, payable in a lump sum at the time such awards are ordinarily paid (in 2026), and (c) reimbursement for up to one (1) year of continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), payable upon receipt of appropriate documentation. Mr. Jones’ outstanding unvested equity awards were forfeited upon his separation from employment pursuant to the terms of the relevant plan and award agreements. However, under the Separation Agreement, subject to the effectiveness of a release of claims, Mr. Jones will receive a cash payment in the amount of $637,712, reflecting the pro rata value of his unvested RSUs granted in 2020 that were scheduled to vest in 2025 that he forfeited upon his separation from employment, payable in substantially equal installments over a one (1)-year period. Mr. Jones continues to be bound by his post-employment non-competition, non-solicitation, and non-disclosure covenants and obligations under his employment agreement, and the foregoing severance benefits are conditioned on and subject to his ongoing compliance with such covenants and obligations.
Changes in Executives and Executive Compensation in 2025 as a Result of the Merger
Succession Plan
As previously described in the Merger 8-K and above, effective March 1, 2025, Michael J. Maddox became the Vice Chairman of the board and President of First Busey, and the Chief Executive Officer and President of Busey Bank, and Van A. Dukeman continues to serve as the Chairman of the board and Chief Executive Officer of First Busey, and as the Chairman of the board of Busey Bank.
After the end of the Succession Period, Mr. Dukeman will continue to serve as the Chairman of First Busey and the Chairman of Busey Bank, and Mr. Maddox will retain his role as Vice Chairman of the board and President of First Busey but will also become the Chief Executive Officer of First Busey. If during the Succession Period Mr. Dukeman is no longer serving as the Chief Executive Officer of First Busey for any reason prior to the time at which Mr. Maddox would otherwise become the Chief Executive Officer of First Busey, Mr. Maddox will succeed Mr. Dukeman as Chief Executive Officer of First Busey. Additionally, Messrs. Dukeman and Maddox can only be removed from the leadership positions described above, have their reporting relationships modified or have their employment arrangements amended in a manner that is adverse to them upon the approval of a majority of the entire First Busey board of directors.
Dukeman Letter Agreement
As previously described in the joint proxy statement/prospectus filed by First Busey on November 13, 2024 (the “Joint Proxy Statement/Prospectus”) and in the Merger 8-K, on August 26, 2024, Mr. Dukeman and First Busey entered into a letter agreement (the “Dukeman Letter Agreement”), which became effective as of the Effective Time. Except as provided therein, the Dukeman Letter Agreement does not amend or change Mr. Dukeman’s existing employment agreement, which is described below under the heading “Potential Payments Upon Termination or Change in Control Disclosure - Employment Agreements.”

The Dukeman Letter Agreement provides that the succession plan for Mr. Dukeman’s roles described above (the “Dukeman Succession Plan”) will not give rise to “constructive discharge” (as defined in Mr. Dukeman’s employment agreement), and Mr. Dukeman waived his right pursuant to his employment agreement to terminate his employment within one (1) year after a change in control (as defined in Mr. Dukeman’s employment agreement, pursuant to which the Merger constitutes a change in control).
Pursuant to the Dukeman Letter Agreement, following the Effective Time and through the end of the Specified Period, Mr. Dukeman will receive a base salary, annual bonus and long-term incentive awards that are no less than those paid to Mr. Maddox, the Vice Chairman of the First Busey board of directors.
The Dukeman Letter Agreement provides that First Busey will terminate Mr. Dukeman’s right to severance pursuant to his employment agreement in compliance with Section 409A of the Internal Revenue Code’s change in control plan termination rules. Mr. Dukeman will receive a cash retention payment in the amount of $5,635,755 (an amount equal to three (3) times the sum of his then-applicable base salary and most recent performance bonus as of the Effective Time) (the “Dukeman Retention Payment”), which will be paid in a lump sum on the one (1)-year anniversary of the Effective Time, subject to his continued employment. In the event that Mr. Dukeman is terminated for cause or resigns other than due to constructive discharge (in each case, as defined in his employment agreement), (a) between the payment date of the Dukeman Retention Payment and the two (2)-year anniversary of the Effective Time, Mr. Dukeman will promptly repay two-thirds of the Dukeman Retention Payment or (b) between the two (2)-year and three (3)-year anniversaries of the Effective Time, Mr. Dukeman will promptly repay one-third of the Dukeman Retention Payment.
Pursuant to the Dukeman Letter Agreement, in the event that (a) the Dukeman Succession Plan does not occur and Mr. Dukeman resigns in accordance with his constructive discharge rights or (b) Mr. Dukeman’s employment is terminated without cause or he resigns in accordance with his constructive discharge rights, Mr. Dukeman will be entitled, subject to the effectiveness of a release, to (i) any annual bonus or long-term incentive award earned or accrued but not yet paid, (ii) the greater of (A) an amount equal to the sum of (x) his then applicable base salary through the remainder of the Specified Period and (y) annual performance bonuses (based on his then most recent annual performance bonus) that would have been earned or accrued during the remainder of the Specified Period and (B) an amount equal to the sum of his then applicable annual base salary and then most recent annual performance bonus, (iii) payment for the value of the contributions that would have been made to Mr. Dukeman under all applicable retirement and other employee benefit plans had his employment continued through December 31 of the year in which such termination of employment occurs and (iv) continuing coverage under all existing life, health and disability programs for one (1) year following his termination date.
Mr. Dukeman’s outstanding equity awards were treated in accordance with the Merger Agreement at closing, as further described under the heading “Treatment of Outstanding Equity Awards Upon the Merger” below. In the event that Mr. Dukeman experiences a qualifying termination prior to the end of the Specified Period, the Dukeman Letter Agreement provides that (a) all outstanding time-based equity awards will accelerate and vest in full and settle at the earliest time permitted without triggering a tax or penalty under Section 409A of the Internal Revenue Code and (b) the service condition with respect to his then-outstanding performance-based equity awards will be waived and such awards will remain outstanding and eligible to vest based on achievement of the relevant performance metrics at the end of the applicable performance period.
Pursuant to the Dukeman Letter Agreement, Mr. Dukeman will be subject to a non-competition covenant (in addition to the non-solicitation of Busey’s employees for one (1) year following his termination date in his existing employment agreement) until the later of (a) one (1) year following a termination of employment and (b) the end of the Specified Period.

The Dukeman Letter Agreement provides that following the Effective Time, Mr. Dukeman will no longer be entitled to the Section 280G of the Internal Revenue Code excise tax gross-up set forth in his employment agreement.
Maddox Letter Agreement
As previously described in the Joint Proxy Statement/Prospectus and in the Merger 8-K, in connection with the Merger Agreement, First Busey entered into a letter agreement with Mr. Maddox (the “Maddox Letter Agreement”), which became effective as of the Effective Time.
Additional Executive Appointments
As described in the Merger 8-K, in connection with the Merger, effective at the Effective Time, Amy J. Fauss, the Chief Operating Officer of CrossFirst prior to the Effective Time, was appointed Chief Information and Technology Officer of First Busey and Busey Bank and Chip S. Jorstad, President of Credit and Bank Administration of Busey Bank prior to the Effective Time, was appointed Chief Credit Officer of Busey Bank.
Other Executive Agreements
As described in the Merger 8-K, effective at the Effective Time, First Busey entered into retention agreements with its NEOs other than Mr. Dukeman and Mr. Jones. The retention agreements each provide for payment of a retention bonus (the “Retention Bonus”) in the amount of $2,091,870 for Ms. Randolph, $813,505 for Mr. Powers, and $1,627,010 for Ms. Bowe, less all applicable withholdings and deductions. With respect to Ms. Randolph and Ms. Bowe, the Retention Bonus is payable one-third within forty-five days following the Effective Time and one-third on or as soon as practicable following each of the first and second anniversaries of the Effective Time, in each case, subject to the executive’s continued employment through the relevant payment date. With respect to Mr. Powers, the Retention Bonus is payable one-half within forty-five days following the Effective Time and one-half on or as soon as practicable following the first anniversary of the Effective Time, subject to Mr. Powers’ continued employment through the relevant payment date.
Pursuant to the retention agreements, each executive waives certain rights to terminate their employment with First Busey for “good reason” pursuant to, and as defined in, the executive’s existing employment agreement with First Busey, as described in the retention agreements. If the executive’s employment with First Busey terminates prior to the final payment date by First Busey without “cause”, by the executive for “good reason”, upon First Busey’s non-renewal of the applicable term of employment or in the event of death or disability, then, subject to the effectiveness of a release, any portion of the Retention Bonus that has not yet been paid will immediately become payable.
Each executive will remain subject to the covenants regarding confidentiality, non-competition, non-solicitation and intellectual property set forth in their employment agreement, as described under the heading “Potential Payments Upon Termination or Change in Control Disclosure - Employment Agreements” below. If First Busey determines that the executive has violated any such covenants during the retention period, the executive’s eligibility for and receipt of any unpaid portion of the Retention Bonus will immediately terminate.
In addition, effective at the Effective Time, First Busey entered into employment agreements with certain of its executive officers, including Mr. Phillips, First Busey’s Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer.
Treatment of Outstanding Equity Awards Upon the Merger
In connection with the Merger, the Compensation Committee and the board determined, after careful consideration, to make certain changes to First Busey’s equity awards to provide for parity among employees of the combined company to promote success in the integration process.

Following the closing of the Merger, except as described below, First Busey equity awards generally remain outstanding and subject to the same terms and conditions as applied immediately prior to the Effective Time.
Each ROATCE PSU issued and outstanding immediately prior to the Effective Date was deemed earned with the achievement of the applicable performance goals based on actual performance through December 31, 2024, the latest practicable date prior to the Effective Time, and otherwise remains subject to the same terms and conditions (including service-based vesting terms) as applied to such ROATCE PSU immediately prior to the Effective Time. The ROATCE PSUs have been deemed earned (a) at 100% of the target level of performance, for the ROATCE PSUs granted in 2023 and (b) at 75% of the target level of performance, for the ROATCE PSUs granted in 2024. This treatment is intended to align with the treatment of CrossFirst PSUs in the Merger and recognizes that the performance goals were set without the ability to consider the impact of the Merger.
The Compensation Committee also considered that the TSR PSUs granted in 2022, 2023 and 2024 were materially adversely impacted by the announcement of the Merger, resulting in the value of those TSR PSUs drastically dropping from between 76.9% and 96.2% of the original target level immediately prior to the announcement of the Merger to zero some time after such announcement. After considering various different alternatives to mitigate the adverse impact that the announcement of the Merger had on the previously granted TSR PSUs while promoting continued performance and retention, the Compensation Committee recommended, and the board of directors approved, the following treatment: Each TSR PSU previously granted with a performance period that ended December 31, 2024 (excluding TSR PSUs previously held by retirees) was replaced, and each TSR PSU outstanding immediately prior to the Effective Time with performance periods ending December 31, 2025 and December 31, 2026 was modified, each effective March 1, 2025, such that the resulting new or modified PSUs (collectively, the “Merger PSUs”) will be earned (between 0% for below threshold performance and 160% for maximum performance) based on First Busey’s relative TSR rank as compared to the KBW Regional Banking Index (KRX), measured at the end of a two-year performance period commencing January 1, 2025 and ending December 31, 2026. The Merger PSUs will be subject to the terms and conditions of the Amended 2020 Plan and the applicable award agreements. The target number of PSUs subject to each such Merger PSU was determined based on the number of PSUs that would have been earned in respect of the corresponding TSR PSU had performance for such corresponding TSR PSU been determined based on actual performance as of August 26, 2024, the day immediately prior to the announcement of the Merger. The Compensation Committee and the board of directors felt that this two-year performance period was an appropriate length of time to allow employees, including the NEOs, the opportunity to earn those TSR PSUs that were materially adversely impacted, and incentivize our employees to ensure the successful integration of CrossFirst and First Busey and continue to execute First Busey’s strategy to serve our clients and drive enhanced shareholder return.
Additionally, in accordance with the Merger Agreement:
•Each outstanding RSU will now vest in equal annual installments over three (3) years following the Effective Time; provided that if any RSU would otherwise vest by its terms on an earlier date, any then-unvested portion as of such date will vest on such original vesting date. This treatment was also intended to align vesting terms for employees of the two legacy companies.
•Each outstanding First Busey equity award will be subject to vesting upon an involuntary termination within twelve (12) months following the Effective Time (at target performance in the case of Merger PSUs).

Post-Merger 2025 Compensation Highlights
During 2024 and the early part of 2025, First Busey’s management has worked tirelessly on conversion and integration planning matters to ensure that First Busey will be successful in achieving the Merger’s announced strategic benefits, and these efforts will continue through the Bank Merger. Following the Merger, the Compensation Committee conducted a thorough compensation review in conjunction with Pearl Meyer, closely assessing the relative executive compensation programs, practices and principles of the two standalone companies, as well as identifying an appropriate compensation peer group in light of the significantly increased size of the combined organization and the resulting need to align the compensation of the combined company’s executive leadership team with financial institutions of similar sizes. After concluding this review, the Compensation Committee decided to make several changes to First Busey’s executive compensation program for 2025.
•Updated Peer Group — In setting compensation for 2025, the Compensation Committee selected and approved an updated compensation peer group (the “Post-Merger Peer Group”) more appropriate to the size and other characteristics of the combined organization. The Compensation Committee utilized an agreed set of factors for assessing peer relevance, namely size, product scope, geographic scope and competition for talent, and a recommendation and analysis from Pearl Meyer, in making this determination.
•Base Salaries — The Compensation Committee approved base salary increases for each of our NEOs effective March 1, 2025. These increases were made to align with the Post-Merger Peer Group and after considering input from Pearl Meyer and First Busey’s senior management, except with respect to the Chief Executive Officer, whose salary was determined solely in the Compensation Committee’s discretion after considering input from Pearl Meyer. For more information regarding the Compensation Committee’s consideration of the views of our senior management in setting compensation, please see the heading “Role of Executive Officers in Compensation Decisions” above.
•Annual Cash Incentive Plan — The Compensation Committee approved the formulation for the 2025 annual cash incentive plan, keeping the Asset Quality Ratio performance measure weighting at 25% while making the following changes to the metrics to ensure that the 2025 annual cash incentive plan reinforces current corporate priorities following the Merger: (a) a decrease in the Core Earnings Per Share weighting from 40% to 35%; (b) a decrease in the Non-Bank Revenue weighting from 25% to 20%; (c) an increase in the Regulatory Ratings weighting from 3.3% to 4%; (d) the addition of two new performance measures: (i) Core Deposit Growth with a weighting of 10% and (ii) Strategic Integration Goal with a weighting of 6%, and (e) the removal of the Net Promoter Score and Gallup Engagement Score performance measures.
•Equity Incentive Compensation — The Compensation Committee recommended, and the board granted, PSUs and RSUs to our remaining NEOs in the same proportions as the 2024 grants, with 50% consisting of PSUs and 50% consisting of RSUs. The PSU performance measures were substantially similar to the performance measures with respect to the 2024 PSU grants, except that (a) TSR PSUs were granted based on a new index more appropriate for the post-Merger company, the KBW Regional Banking Index (KRX) and (b) ROATCE PSUs were granted with different payout levels, with payouts ranging between 0% (based on ROATCE less than 12%) and 125% (based on ROATCE 15% or greater), determined with interpolation. Additionally, in light of the Merger, each TSR PSU previously granted prior to the Effective Time was replaced or modified, as described in more detail under the heading “Changes in Executives and Executive Compensation in 2025 as a Result of the Merger-Treatment of Outstanding Equity Awards Upon the Merger” above. RSUs will vest annually over a three-year period in one-third increments.

Other Compensation and Benefits
2021 Employee Stock Purchase Plan
First Busey adopted and stockholders approved the First Busey Corporation 2021 Employee Stock Purchase Plan effective March 24, 2021. The plan is generally available to all salaried employees and is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time (the “Internal Revenue Code”). The plan allows employees of First Busey and its subsidiaries to purchase shares of our common stock at a discounted purchase price. A participant’s after-tax deferrals are accumulated each quarter and used to purchase shares of our common stock. The purchase price is 85% of the lower of  (a) the fair market value on the first trading day of the calendar quarter or (b) the fair market value on the last trading day of the calendar quarter.
Benefits and Other Perquisites
Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, disability, and basic group life insurance coverage. We provide retirement benefits to all eligible full-time employees under the First Busey Corporation Profit Sharing Plan and Trust (the “401(k) Plan”). The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. NEOs, all of whom were eligible during 2024, may elect to participate in the 401(k) Plan on the same basis as all other employees. Each of our eligible employees participates in the profit-sharing element of the 401(k) Plan.
All NEOs are provided with death benefits under portable $1.5 million term life insurance policies. Premiums on the term life insurance policies are paid by First Busey on behalf of the covered employee, so long as they remain employed by First Busey.
First Busey’s health and wellness program, available to all employees including our NEOs, is designed to help employees make positive lifestyle choices. Employees receive points for participation in the program that are redeemed as monetary incentives in the form of wellness benefits as certain thresholds are met.
Change in Control Benefits
Each of our NEOs (other than Messrs. Dukeman and Jones) is a party to an employment agreement that provides for certain payments and benefits if his or her employment is terminated in connection with a change in control. In each instance, if an NEO’s employment is terminated by First Busey or the NEO resigns under certain circumstances in connection with a change in control of First Busey, the NEO is entitled to receive certain cash payments and other benefits. The purpose of these change-in-control protections is to attract and retain talented executives and to encourage them to pursue transactions that maximize stockholder value, even if their own employment may not be secure following such transaction. Additionally, we believe these agreements help provide for stability in our executive team in the event of a change in control. As noted above, pursuant to the Dukeman Letter Agreement, First Busey terminated Mr. Dukeman’s right to severance pursuant to his employment agreement in compliance with Section 409A of the Internal Revenue Code’s change in control plan termination rules, and Mr. Dukeman is also no longer entitled to an excise tax gross up with respect to any excise tax arising under Section 4999 of the Internal Revenue Code. Pursuant to the terms of the Separation Agreement, Mr. Jones is not entitled to any benefits upon a change in control of First Busey.

Regulatory Impact on Compensation
The Compensation Committee made many important decisions in 2024 affecting the compensation of our NEOs. These decisions were the result of many factors, including our financial performance and the Merger as discussed throughout this CD&A. To more fully understand the decisions of the Compensation Committee with respect to compensation during 2024 and into 2025, the Compensation Committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.
As a publicly-traded financial institution, First Busey must comply with multiple layers of regulations when considering and implementing compensation-related decisions. Although these regulations do not set specific parameters within which compensation decisions must be made, they do require that First Busey and the Compensation Committee be mindful of the risks associated with compensation programs designed to incentivize superior performance.
Under the Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness Standards”), published by the Federal Deposit Insurance Corporation (the “FDIC”), excessive compensation is prohibited as an unsafe and unsound practice. The Safety and Soundness Standards set forth a framework within which financial institutions should evaluate, in light of each institution’s overall financial condition, an employee’s compensation, with factors including compensation history, internal pay equity, and, as appropriate, comparable compensation practices at peer institutions.
In addition to the Safety and Soundness Standards, the Compensation Committee considers the Guidance on Sound Incentive Compensation Policies (the “Joint Guidance”) issued jointly by the FDIC, the Federal Reserve, and the Officer of the Comptroller of the Currency. The Joint Guidance complements the Safety and Soundness Standards and establishes a framework within which financial institutions must assess the soundness of their incentive compensation plans, programs, and arrangements. Because the Joint Guidance is limited to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the financial institution, it is somewhat narrower in scope than the Safety and Soundness Standards. With respect to those individuals to which it applies, the Joint Guidance aims to ensure that any available incentive compensation arrangements balance risk and reward, are compatible with effective controls and risk management, and have the support of strong corporate governance.
In addition, the Compensation Committee, with the assistance of its advisors and First Busey’s management, continues to monitor the compensation-related rules and regulations under applicable law. First Busey maintains a clawback policy, as further described below. While the Compensation Committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations.
In addition to the foregoing, as a publicly traded corporation, First Busey is subject to the SEC’s rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the organization. We do not believe that our incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on First Busey.
The Compensation Committee believes that its regular, overall assessment of the compensation plans, programs, and arrangements established for First Busey’s NEOs includes a sensible, reasonable approach toward balancing risks and rewarding reasonable, but not necessarily easily attainable, goals. The Compensation Committee believes First Busey has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.

Finally, when making decisions about executive compensation, in addition to the above, the Compensation Committee considers the impact of other regulatory provisions, including: Section 162(m) of the Internal Revenue Code, regarding the tax deductibility of certain compensation; Section 409A of the Internal Revenue Code, regarding nonqualified deferred compensation; and Sections 280G and 4999 of the Internal Revenue Code, regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, the Compensation Committee also considers how various elements of compensation will impact our financial results. For example, the Compensation Committee considers the impact of FASB ASC Topic 718, which requires First Busey to recognize the compensation cost of grants of equity awards based upon their grant date fair value.
Compensation-Related Governance Policies
Stock Ownership Policy
We believe that our NEOs and non-employee directors should have and maintain a significant equity interest in the Company. First Busey maintains a stock ownership policy for our directors and NEOs to promote a long-term perspective in managing First Busey, and to help align the interests of our stockholders, directors, and top executives. Unexercised options and unearned PSUs and DSUs are not counted toward stock ownership requirements, and there is a five (5) year ownership accumulation period. All of our NEOs and directors are currently in compliance with these guidelines:

Participant	Target Ownership Level
Directors	5x annual cash retainer fees
Chief Executive Officer	3x annual salary
All Other NEOs	2x annual salary
Insider Trading Policy
The Company has an insider trading policy that is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. Among other things, the insider trading policy restricts open market transactions in Company stock beginning two weeks before the last day of the quarter end and ending two trading days after quarterly earnings have been made public, and requires all Section 16 officers and other designated insiders to seek pre-clearance prior to engaging in transactions in the Company’s securities. The insider trading policy was amended in December 2023 to reflect the SEC’s new rules regarding 10b5-1 trading plans. A copy of this policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025.
Hedging and Pledging Policy
The Company’s insider trading policy includes provisions that specifically prohibit our insiders from entering into hedging transactions involving the Company’s stock. To our knowledge, none of our officers or directors have entered into a hedging transaction involving Company stock in violation of this prohibition. The Company’s insider trading policy also prohibits an insider from pledging Company stock as collateral for a lending relationship without the prior approval of the Nominating Committee. Exempt from this policy are shares which were already pledged as security at the time of the policy’s adoption in 2014. To our knowledge, none of our officers or directors have pledged their Company stock in violation of this policy.

Practices Related to the Grant of Certain Equity Awards
Other than for purposes of granting replacement awards in connection with acquisitions, the Company does not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments (“Options”). Accordingly, the Company has no specific policy or practice on the timing of awards of Options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of Options, the board of directors will evaluate the appropriate steps to take in relation to the foregoing. No Options were awarded to any of the NEOs in the period beginning four (4) business days before the filing of any of our periodic or current reports that disclosed material nonpublic information, and ending one (1) business day after the filing or furnishing of such report.
Clawback Policy
First Busey maintains a clawback policy, which was amended in September 2023 to comply with Nasdaq Listing Rule 5608. As amended, such policy (a) obligates the Compensation Committee to recoup certain bonus or other incentive compensation paid to any NEO or other covered individual in the event of a restatement of First Busey’s financial statements filed with the SEC (a “Restatement”) that is required pursuant to SEC or Nasdaq clawback rules (a “Dodd-Frank Restatement”), and (b) provides the Compensation Committee with authority to recoup such amounts in the event of any other Restatement or specified misconduct. The clawback policy applies to any incentive compensation (including any bonuses, incentive payments, or equity compensation that is granted, vested, or earned based upon specified financial metrics) paid to (i) with respect to a Dodd-Frank Restatement, the current and former executive officers of First Busey and its subsidiaries, and (ii) with respect to any other Restatement or specified misconduct, any NEO or incentive compensation plan participant.
Impact of Accounting and Tax Issues on Executive Compensation
In setting each individual executive’s compensation levels, we consider a variety of accounting and tax issues. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of  $1.0 million paid to a “covered employee” (the Chief Executive Officer, the Chief Financial Officer, and our next three highest paid executive officers whose compensation is required to be reported in the Summary Compensation Table). Any individual who is deemed a covered employee for tax years beginning after December 31, 2016, will continue to be a covered employee for all future periods. Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussion with management, we have recommended to the board of directors that the CD&A be included in this proxy statement and First Busey Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024.
Submitted by:
The First Busey Corporation Executive Management Compensation and Succession Committee
Stephen V. King (Chair)
Stanley J. Bradshaw
Rodney K. Brenneman
Steven W. Caple
Karen M. Jensen

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following tables quantify and discuss the compensation components provided to our NEOs. All tables should be read in conjunction with the CD&A above. The Summary Compensation Table should be read in conjunction with the footnotes and narrative that follow. Each of our NEOs is also a party to an employment agreement with First Busey, the material terms of which are described under the heading “Potential Payments Upon Termination or Change in Control Disclosure-Employment Agreements.”
Summary Compensation Table
The following table sets forth information concerning the compensation of our 2024 NEOs — which consist of  (a) our Chief Executive Officer, (b) Chief Financial Officer, and (c) our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1,2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total Compensation ($)
Van A. Dukeman Chairman and Chief Executive Officer	2024	$778,846	—	$928,963	$1,083,585	$55,688	$2,847,082
	2023	$725,000	—	$841,181	$561,875	$51,103	$2,179,159
	2022	$720,192	—	$857,155	$864,200	$52,920	$2,494,467
Jeffrey D. Jones[5] Former Executive Vice President, Chief Financial Officer	2024	$483,463	—	$464,459	$550,935	$30,620	$1,529,477
	2023	$442,115	—	$445,329	$290,585	$27,475	$1,205,504
	2022	$429,039	—	$453,779	$437,310	$25,304	$1,345,432
Amy L. Randolph Executive Vice President, Chief Operating Officer	2024	$477,693	—	$464,459	$550,935	$40,348	$1,533,435
	2023	$417,115	—	$371,094	$274,260	$26,673	$1,089,142
	2022	$404,038	—	$378,149	$411,885	$24,923	$1,218,995
John J. Powers Executive Vice President, General Counsel	2024	$382,693	—	$342,259	$428,505	$48,957	$1,202,414
	2023	$373,077	—	$296,899	$244,875	$38,830	$953,681
	2022	$364,039	—	$302,519	$371,205	$36,376	$1,074,139
Monica L. Bowe[6] Executive Vice President, Chief Risk Officer	2024	$376,924	—	$342,259	$428,505	$38,286	$1,185,974
	2023	$345,192	—	$247,382	$228,550	$28,185	$849,309

___________________________________________
1.Represents the aggregate grant date fair value of awards in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 16 to our audited financial statements for our fiscal year ended December 31, 2024. For 2024, each NEO’s amount includes PSUs with performance-vesting conditions. The amount attributable to a PSU represents its grant date fair value at target performance, the probable outcome of the performance conditions at the time of grant. In the event of maximum performance, the value of the PSU award is summarized in the table immediately below, see “Grants of Awards” table for other performance levels.

Executive Officer	Fair Value of 2024 PSU Award at Maximum Performance
Van A. Dukeman	$726,326
Jeffrey D. Jones(a)	$363,145
Amy L. Randolph	$363,145
John J. Powers	$267,601
Monica L. Bowe	$267,601
___________________________________________
(a)Subject to the terms of the Separation Agreement, Mr. Jones forfeited all of his outstanding unvested equity awards as of the end of his employment.

2.For additional information with respect to the treatment of the RSU and PSU awards in connection with the Merger, see the heading “Treatment of Outstanding Equity Awards Upon the Merger” above.
3.Amounts reported for each year represent the amount of incentive compensation earned for such year and paid in the early part of the immediately following year. The material terms of the bonus are described in the “2024 Compensation Determinations — 2024 Annual Cash Incentive Compensation” section of the CD&A.
4.All other compensation for our NEOs during 2024 is summarized in the table immediately below.

Executive Officer	Life and Disability Insurance	Employer Contributions to Retirement Plans(a)	Wellness Benefits	Fringe Benefits	Total All Other Compensation
Van A. Dukeman	$19,528	$23,992	$12,168	$—	$55,688
Jeffrey D. Jones	$4,705	$23,992	$1,923	$—	$30,620
Amy L. Randolph	$3,971	$23,992	$12,385	$—	$40,348
John J. Powers	$17,107	$23,992	$7,858	$—	$48,957
Monica L. Bowe	$5,084	$23,992	$9,150	$60	$38,286
___________________________________________
(a)Includes matching and profit-sharing contributions to the 401(k) Plan.

5.Subject to the terms of the Separation Agreement, Mr. Jones forfeited all of his outstanding unvested equity awards as of the end of his employment.
6.Ms. Bowe was not an NEO in 2022.
2024 Grants of Plan-Based Awards
The following table sets forth information regarding grants of awards made to our NEOs during 2024 under First Busey’s cash incentive and equity plans.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts under Equity Incentive Plan Awards[3,4]			All Other Stock Awards: Number of Shares of Stock or Units (#)[5]	Grant Date Fair Value of Stock Awards ($)[5]
Executive Officer	Type of Award[1]	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Van A. Dukeman	Annual Incentive	March 19, 2024	$397,500	$993,750	$1,192,500	—	—	—	—	—
	RSUs	March 20, 2024	—	—	—	—	—	—	20,343	$475,009
	PSUs	March 20, 2024	—	—	—	10,172	20,343	32,549	—	$453,954
Jeffrey D. Jones[6]	Annual Incentive	March 19, 2024	$247,500	$495,000	$618,750	—	—	—	—	—
	RSUs	March 20, 2024	—	—	—	—	—	—	10,171	$237,493
	PSUs	March 20, 2024	—	—	—	5,086	10,171	16,274	—	$226,966
Amy L. Randolph	Annual Incentive	March 19, 2024	$247,500	$495,000	$618,750	—	—	—	—	—
	RSUs	March 20, 2024	—	—	—	—	—	—	10,171	$237,493
	PSUs	March 20, 2024	—	—	—	5,086	10,171	16,274	—	$226,966
John J. Powers	Annual Incentive	March 19, 2024	$192,500	$385,000	$481,250	—	—	—	—	—
	RSUs	March 20, 2024	—	—	—	—	—	—	7,495	$175,008
	PSUs	March 20, 2024	—	—	—	3,748	7,495	11,992	—	$167,251
Monica L. Bowe	Annual Incentive	March 19, 2024	$192,500	$385,000	$481,250	—	—	—	—	—
	RSUs	March 20, 2024	—	—	—	—	—	—	7,495	$175,008
	PSUs	March 20, 2024	—	—	—	3,748	7,495	11,992	—	$167,251
___________________________________________
1.All grantees earn quarterly dividends on their respective RSUs and PSUs. As grantees do not have actual dividend rights until the shares are transferred in connection with the RSUs or PSUs, dividends earned are referred to as dividend equivalents. These dividend equivalents are accrued during the vesting period and are subject to the same vesting, payment and other terms and conditions as the original RSUs or PSUs to which they relate. Therefore, dividends earned each quarter compound based upon the updated share balances. Dividend equivalents are reinvested at the stock’s market price on the dividend payment date.

2.Amounts reflect the threshold, target, and maximum opportunities under the 2024 annual cash incentive plan. The actual awards are disclosed in the Summary Compensation Table. For a participant to be eligible to receive any award, corporate performance must exceed a threshold level set forth in the “2024 Compensation Determinations — 2024 Annual Cash Incentive Compensation” section of the CD&A.
3.Awards would have vested as follows under the original grant: 50% based on the percentile rank of TSR (including dividends) of First Busey during the performance period beginning January 1, 2024, and concluding on December 31, 2026, as compared to TSR (including dividends) of a predetermined comparison group during such period, and 50% based on the ROATCE of First Busey during the performance period beginning January 1, 2024, and concluding on December 31, 2026. The number of PSUs that each NEO may earn under the original grant award was determined with interpolation for the TSR performance metric and without interpolation for the ROATCE performance metric.
4.Awards would have vested on March 20, 2029 under the original grant, subject to the grantee’s continued service with First Busey.
5.Represents the aggregate grant date fair value of RSUs or PSUs granted on March 20, 2024, in accordance with FASB ASC Topic 718.
6.Subject to the terms of the Separation Agreement, Mr. Jones forfeited all of his outstanding unvested equity awards as of the end of his employment.
For additional information with respect to the treatment of the RSU and PSU awards in connection with the Merger, see the heading “Treatment of Outstanding Equity Awards Upon the Merger” above.
Outstanding Equity Awards at 2024 Fiscal Year End
The following table sets forth information concerning the unvested stock awards held by our NEOs as of December 31, 2024. Market values are presented as of the end of 2024 for outstanding stock awards (based on the closing price of First Busey’s common stock of  $23.57 on the last business day of the year, December 31, 2024).

	Stock Awards[1]
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[2,3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Van A. Dukeman	145,694	$3,434,008	28,308	$667,220
Jeffrey D. Jones[4]	76,517	$1,803,506	14,614	$344,452
Amy L. Randolph	65,508	$1,544,024	13,239	$312,043
John J. Powers	51,746	$1,219,653	10,188	$240,131
Monica L. Bowe	44,409	$1,046,720	9,271	$218,517
___________________________________________
1.All stock award grants reflected in this table represent RSUs and PSUs and accrued dividend equivalents that vest in accordance with the schedules set forth below subject to the participant’s continued service with First Busey, performance of the Company with respect to PSUs, and subject in all cases, to accelerated vesting as described below.
2.Vesting dates by NEO are as follows:

	Number of Shares or Units that Have Not Vested, by NEO
Vesting Date	Van A. Dukeman	Jeffrey D. Jones	Amy L. Randolph	John J. Powers	Monica L. Bowe
RSUs:
July 7, 2025	53,678	28,419	23,681	18,945	15,788
March 24, 2026	30,191	15,983	13,320	10,656	8,880
March 23, 2027	18,470	9,779	8,150	6,519	5,434
March 22, 2028	22,418	11,868	9,889	7,912	6,593
March 20, 2029	20,937	10,468	10,468	7,714	7,714
RSU Total	145,694	76,517	65,508	51,746	44,409

PSUs:
December 31, 2025	15,594	8,256	6,881	5,504	4,587
December 31, 2026	12,714	6,358	6,358	4,684	4,684
PSU Total	28,308	14,614	13,239	10,188	9,271

3.For additional information with respect to the treatment of the RSU and PSU awards in connection with the Merger, see the heading “Treatment of Outstanding Equity Awards Upon the Merger” above.
4.Subject to the terms of the Separation Agreement, Mr. Jones forfeited all of his outstanding unvested equity awards as of the end of his employment.
We grant equity awards to our NEOs under the Amended 2020 Plan. Under the Amended 2020 Plan, which was adopted by our board and approved by our stockholders on May 24, 2023, the Compensation Committee has discretion to issue a broad variety of awards, including nonqualified and incentive stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock and cash-based awards to directors, key employees, and other service providers. The Amended 2020 Plan was designed to assist First Busey in attracting, retaining, and rewarding key employees and directors and align their interests with our stockholders. The Amended 2020 Plan reserved shares of common stock for issuance, in addition to unused shares under our prior equity plans. Award terms and conditions, as determined by the Compensation Committee, are set forth in individual agreements with the participant. The Amended 2020 Plan also enables the Compensation Committee to set specific performance criteria that must be met before an award will vest.
In general, unvested awards are forfeited upon a participant’s termination of employment. However, acceleration of vesting and exercise privileges may be permitted in accordance with the terms of the Amended 2020 Plan and the award agreements thereunder when a participant incurs a qualifying termination of employment following a change in control of First Busey, or when the participant’s employment terminates due to death, disability, or a qualifying retirement. Specifically, upon a participant’s termination without cause or resignation for good reason following a change in control, unvested RSUs and PSUs will vest in full, with PSUs vesting at the actual level of performance through the date of the change in control. Upon a participant’s termination due to death or disability, unvested RSUs and PSUs will vest in full, with PSUs vesting at the target level of performance.
Awards also may vest upon a participant’s retirement on or after attainment of age 62 with at least 10 years of qualifying service and specified written notice (“Retirement with Full Service”), or upon a participant’s retirement on or after attainment of age 62 with fewer than 10 years of qualifying service and specified written notice (“Retirement with Partial Service”). Upon a Retirement with Full Service, a participant’s unvested RSUs granted at least one year prior to the retirement date will vest in full, and a participant’s unvested PSUs granted at least one year prior to the retirement date remain eligible to vest at the end of the performance period based upon actual performance. Upon a Retirement with Partial Service, a pro rata number of a participant’s unvested RSUs granted at least one year prior to the retirement date will vest, based upon the number of months the participant was employed following the grant date, and a pro rata number of a participant’s unvested PSUs granted at least one year prior to the retirement date will vest at the end of the performance period, based upon actual performance and the number of months in the performance period during which the participant was employed.
Option Exercises and Stock Vested in 2024
Our NEOs did not exercise any Options in 2024. RSU and PSU vesting information in 2024 by NEO is as follows:

Executive Officer	Number of Shares Vested (#)[1]	Value Realized on Vesting ($)[2]
Van A. Dukeman	50,613	$1,191,776
Jeffrey D. Jones	6,174	$145,521
Amy L. Randolph	22,329	$525,775
John J. Powers	17,863	$420,608
Monica L. Bowe	3,430	$80,845
___________________________________________
1.All vested stock awards reflected in this table include dividend equivalents earned during the vesting period.
2.Amounts reflect the value realized upon vesting of RSUs based on the closing price of First Busey’s common stock of  $23.54 on the July 5, 2024, vesting date and vesting of PSUs based on the closing price of First Busey’s common stock of  $23.57 on the December 31, 2024 vesting date.
Potential Payments Upon Termination or Change in Control Disclosure
Quantitative Disclosure of Potential Payments Upon Termination or Change in Control
The following table shows potential payments to our NEOs following certain termination events, including a termination following a change in control of First Busey. The amounts shown assume that each termination was effective as of December 31, 2024 and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Executive Officer	Type of Payment	Involuntary Termination (No Change in Control)[1]	Termination Due to Disability or Death	Qualifying Retirement[5]	Change in Control
					Involuntary Termination[1,6]	Voluntary Termination	No Termination
Van A. Dukeman	Cash Severance Payment	$1,370,675	$1,370,675	—	$4,112,025	$4,112,025	—
	Life, Health & Disability	$24,675	$24,675	—	$74,026	$74,026	—
	Acceleration of Equity Awards[2]	—	$4,403,526	$3,185,556	$3,858,829	—	—
	Gross-Up Payment[3]	—	—	—	—	—	—
Jeffrey D. Jones	Cash Severance Payment	$1,336,520	$550,935	—	$2,122,105	—	—
	Health	$14,942	—	—	$22,413	—	—
	Acceleration of Equity Awards[2]	—	$2,302,720	—	$2,023,145	—	—
Amy L. Randolph	Cash Severance Payment	$1,320,195	$550,935	—	$2,089,455	—	—
	Health[4]	$284	—	—	$426	—	—
	Acceleration of Equity Awards[2]	—	$1,999,985	—	$1,742,024	—	—

Executive Officer	Type of Payment	Involuntary Termination (No Change in Control)[1]	Termination Due to Disability or Death	Qualifying Retirement[5]	Change in Control
					Involuntary Termination[1,6]	Voluntary Termination	No Termination
John J. Powers	Cash Severance Payment	$1,058,380	$428,505	—	$1,688,255	—	—
	Health	$10,339	—	—	$15,509	—	—
	Acceleration of Equity Awards[2]	—	$1,569,247	$1,124,324	$1,372,373	—	—
Monica L. Bowe	Cash Severance Payment	$1,042,055	$428,505	—	$1,655,605	—	—
	Health	$9,136	—	—	$13,704	—	—
	Acceleration of Equity Awards[2]	—	$1,367,484	—	$1,185,011	—	—
___________________________________________
1.Involuntary Termination includes termination by First Busey without Cause or by the NEO for Good Reason or due to Constructive Discharge as each term is defined in the applicable employment agreements.
2.The value of the acceleration of RSUs and PSUs was determined based on the December 31, 2024, closing price of First Busey’s common stock of $23.57 per share. In accordance with their terms, RSUs and PSUs included here are also eligible for dividend equivalents. The PSUs reflected above do not include dividend equivalents. See the “Grant of Awards” table above for a description of how dividend equivalents relating to RSUs and PSUs are accrued and vested. For additional information with respect to the treatment of the RSU and PSU awards in connection with the Merger, see the heading “Treatment of Outstanding Equity Awards Upon the Merger” above.
3.Estimated calculation based on a federal tax rate of 37.0%, state income tax rate of 3.11%, Medicare tax rate of 2.35% and excise tax rate of 20.0%.
4.Ms. Randolph has waived medical insurance through First Busey.
5.The value of the acceleration of PSUs was determined based on actual performance as of December 31, 2024. A Qualifying Retirement could also be deemed to occur at the time of a change in control.
6.With respect to Messrs. Jones and Powers, and Mses. Randolph and Bowe, amounts set forth are gross amounts payable upon a termination without Cause or a resignation by the executive for Good Reason in connection with a Change in Control, as each term is defined in the applicable employment agreements. Such amounts are subject to 280G cutback provisions, which may result in a reduced payment.
7.If a voluntary termination is also a Qualifying Retirement, equity acceleration would be as reflected in that column.
As reflected in the table above, each NEO’s outstanding RSUs and PSUs, as reflected in the “Outstanding Equity Awards at Fiscal Year End” table above vest upon the occurrence of the stated event in connection with a change in control of First Busey or upon a termination of the officer’s service due to the officer’s death or disability under the terms of the Amended 2020 Plan and the award agreements thereunder.
Executive Employment Agreements
Each of our NEOs other than Mr. Jones is a party to an employment agreement with First Busey. Until the time of his separation from employment, Mr. Jones was also a party to such an agreement. When reading the following description of the employment agreements, it is important to note that certain provisions described below may be impacted by the consummation of the Merger as described in more detail above under the heading “Changes in Executives and Executive Compensation in 2025 as a Result of the Merger”.
As a term of the employment agreements, each NEO is subject to a confidentiality provision and a one-year non-competition covenant following the termination of his or her respective employment. Additionally, the NEOs other than Mr. Dukeman are also subject to a one-year non-solicitation covenant of employees and customers following a termination of employment.
Mr. Dukeman’s agreement automatically renews each year unless either party provides notice of nonrenewal. The agreement sets forth basic terms and conditions of Mr. Dukeman’s employment with First Busey, including a right to an annual base salary, annual performance bonuses and profit-sharing benefits in accordance with First Busey’s plans, as well as participation generally in First Busey’s other employee benefit plans. Prior to the closing of the Merger, Mr. Dukeman’s agreement provided that if he terminated without cause, if he terminated his employment due to constructive discharge, or if his employment terminated due to disability or death, he or his named beneficiary would receive an amount equal to the sum of his annual base salary plus the amount of his most recent performance bonus; and, in certain cases, the value of contributions under First Busey’s retirement and employee benefit plans (the “Dukeman Severance Payment”). Mr. Dukeman would also be entitled to receive company-paid life, health and disability insurance for one year following the effective date of his termination. If the severance events described above occurred within 18 months before a change in control (as defined in Mr. Dukeman’s employment agreement, pursuant to which the Merger constitutes a change in control) of First Busey, Mr. Dukeman would also be entitled to receive an additional amount equal to the difference between the described severance amounts and the greater of $900,000 or three times the Dukeman Severance Payment. Mr. Dukeman would be entitled to receive the greater of $900,000 or three times the Dukeman Severance Payment if: (a) Mr. Dukeman elected to terminate his employment, or his employment was terminated due to constructive discharge, within the one-year period after a change in control; or (b) his employment was terminated by First Busey for any reason within the 18-month period before, or at any time after, a change in control of First Busey. Mr. Dukeman would also be entitled to receive life, health and disability insurance for the three years following the effective date of such termination pursuant to a change in control. Mr. Dukeman would also be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his employment agreement or the other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code. As noted above, to understand how Mr. Dukeman’s employment agreement changed as of the closing of the Merger, refer to the discussion above under the heading “Changes in Executives and Executive Compensation in 2025 as a Result of the Merger.”
Each of Ms. Randolph, Mr. Powers, and Ms. Bowe are, and, prior to his separation from Busey in February 2025, Mr. Jones was, party to the same form of employment agreement with First Busey, which such form is referred to as the “agreement” and has its terms described in this paragraph. Under the agreement, each executive’s agreement automatically renews each year unless either party delivers notice of nonrenewal. The agreement generally reflects the terms and conditions of the executive’s employment, including an annual base salary, annual performance bonus opportunity, and eligibility for profit sharing benefits in accordance with First Busey’s plans, as well as participation generally in First Busey’s other employee benefit plans, plus a $1.5 million life insurance policy for each executive. The agreement also provides for severance under the circumstances described below. In the event that an executive’s employment is terminated by First Busey other than for cause or disability or the agreement terminates due to First Busey’s non-renewal of such agreement or if the executive terminates for good reason, the executive (or a beneficiary) will receive a severance payment equal to the sum of the applicable annual base salary plus the amount of the most recent performance bonus (the “Severance Payment”). The executive will also be entitled to receive continued health insurance at the same cost as during the executive’s employment for a period of one year following the effective date of termination. If First Busey or its successor terminates the executive’s employment without cause, or if the executive terminates for good reason within 180 days prior to, or within two years following, a change in control of the Company, the executive will be entitled to receive a lump sum payment equal to two times the Severance Payment. The executive will also be entitled to receive a lump sum payment in lieu of continuing health care in an amount equal to 18 months of continuation coverage pursuant to COBRA. All severance benefits are subject to reduction if such reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute rules of Sections 280G and 4999 of the Internal Revenue Code. In addition to the severance payments referred to above, if First Busey terminates the executive’s employment other than for cause, the executive resigns for good reason, or upon the executive’s death or disability, the executive would be entitled to payment of a pro-rated annual incentive bonus through the date of termination. Any payments made to an executive in connection with a termination of employment are contingent upon the executive’s execution of an effective release of claims. As noted above, Mr. Jones separated from employment with First Busey in February 2025. To understand the impact of Mr. Jones’ separation from service, refer to the discussion above under the heading “February 2025 Departure of Jeffrey D. Jones.”

CEO PAY RATIO
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the SEC adopted Item 402(u) of Regulation S-K, which requires annual disclosure of the ratio of the annual total compensation of the principal executive officer to the median employee’s annual total compensation. This ratio is commonly referred to as the “CEO Pay Ratio.” First Busey’s principal executive officer is Mr. Dukeman, the Chairman and Chief Executive Officer.
In determining the median employee, a list of all active full-time and part-time employees as of December 31, 2024, exclusive of Mr. Dukeman, was prepared with their corresponding annual total W‑2 compensation as reflected in our payroll records. Compensation was annualized for any individual not employed for the full year of 2024. Employees were ranked from lowest to highest based on annual total compensation. The annual total compensation of the median employee was calculated in the same manner as the total compensation disclosed for Mr. Dukeman in the Summary Compensation Table.
For 2024, the annual total compensation of the median employee was $66,049, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table above, was $2,847,082. Based on this information, the ratio of annual total compensation of our Chief Executive Officer to annual total compensation of the median employee was approximately 43.1 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S‑K, we are providing the following information about the relationship between executive compensation actually paid (as determined under SEC rules) and certain financial performance of the Company.
Pay Versus Performance Table

Year	Total Compensation for CEO	Compensation Actually Paid to CEO[1]	Average Total for Other NEOs	Average Compensation Actually Paid to Other NEOs[1]	Value of $100 Initial Fixed Investment Based on TSR[2]	Value of $100 Initial Fixed Investment Based on 10-K Peer Group TSR[3]	Net income ($000's)	Company Selected Measure - Core Earnings Per Share[4]
2024	$2,847,082	$2,431,467	$1,362,825	$1,196,424	$105	$122	$113,691	$2.08
2023	$2,179,159	$2,542,829	$1,079,862	$674,115	$107	$100	$122,565	$2.24
2022	$2,494,467	$2,234,208	$1,272,385	$1,162,227	$101	$98	$128,311	$2.35
2021	$2,116,540	$3,053,103	$1,096,599	$1,630,556	$107	$114	$123,449	$2.45
2020	$2,443,872	$2,009,636	$1,268,627	$1,163,770	$82	$86	$100,344	$1.98
___________________________________________
1.Amounts represent executive compensation actually paid to our CEO and the average executive compensation actually paid to our NEOs for the relevant fiscal year. Executive compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

2024
Summary Compensation for CEO Van A. Dukeman	$2,847,082
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	$(928,963)
Addition for the fair value of equity awards granted and related dividend equivalents during the year that remain outstanding and unvested as of year-end	$773,997
Addition for the change in fair value of awards granted in prior years that were unvested as of year-end and related dividend equivalents	$25,452
Addition for the change in fair value of awards granted in prior years that vested during year and dividends paid	$(286,101)
Compensation Actually Paid to CEO	$2,431,467

2024
Average Summary Compensation for NEOs	$1,362,825
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	$(403,359)
Addition for the fair value of equity awards granted and related dividend equivalents during the year that remain outstanding and unvested as of year-end	$336,078
Addition for the change in fair value of awards granted in prior years that were unvested as of year-end and related dividend equivalents	$10,294
Addition for the change in fair value of awards granted in prior years that vested during year and dividends paid	$(109,414)
Average Compensation Actually Paid to NEOs	$1,196,424
NEOs included in Average Summary Compensation and average compensation actually paid(a)
Jeffrey D. Jones Amy L. Randolph John J. Powers Monica L. Bowe(b)
___________________________________________
(a)Robin N. Elliott was an NEO in 2020, 2021, 2022 and 2023 and was therefore included for those years.
(b)Ms. Bowe was not an NEO in 2020, 2021 or 2022 and was therefore not included for those years.
2.Based on initial investment of  $100 as of December 31, 2019.
3.Based on initial investment of  $100 as of December 31, 2019, and a cumulative Total Shareholder Return of First Busey and S&P U.S. BMI Banks — Midwest Region.
4.Core Earnings Per Share is the same as adjusted diluted earnings per share, a non-GAAP financial measure. Adjusted diluted earnings per share equals (i) the sum of (A) net income, plus (B) acquisition expenses, restructuring expenses and the tax benefit related to such expenses, divided by (ii) the weighted average number of common shares outstanding on a diluted basis. For additional information on adjusted diluted earnings per share and a reconciliation to the most directly comparable GAAP financial measure, see the Company’s Annual Report on Form 10‑K for the year ended December 31, 2024 under the heading “Non-GAAP Financial Information.”
Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:
•Core Earnings Per Share
•Asset Quality Ratio
•Core Return on average Tangible Common Equity
•Relative Total Shareholder Return
•Non-Bank Revenue
•Net Promoter Score
•Gallup Engagement Score

Narrative Disclosure to Pay Versus Performance Table
The graphs below compare the compensation actually paid to our CEO and the average of the compensation actually paid to our NEOs, with
•The Company’s cumulative TSR and the Peer Group’s cumulative TSR
•The Company’s Net Income
•The Company Selected Measure, which is Core EPS

For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the CD&A beginning on page 30.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2024, the following individuals served as members of the Compensation Committee: Stephen V. King (Chair), Stanley J. Bradshaw, Karen M. Jensen and Cassandra R. Sanford. None of these individuals has ever served as an officer or employee of First Busey or any of our subsidiaries. Additionally, none of these individuals has any relationships with First Busey or any of our subsidiaries requiring disclosure under the heading “Certain Relationships and Related-Person Transactions” below. Additionally, none of our executive officers served as a member of (a) the board of directors or compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee, or (b) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our board.

PROPOSAL 2:
NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as First Busey, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” proposal. In a non-binding, advisory vote on the frequency of say-on-pay votes held at our 2024 Annual Meeting, our stockholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board determined that we would hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which will take place at our 2030 Annual Meeting.
As described in more detail in the CD&A section of this proxy statement, the overall objectives of First Busey’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2024. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our NEOs in fiscal year 2024 reflects and supports these compensation policies and procedures.
The following resolution is submitted for stockholder approval:
“RESOLVED, that First Busey Corporation’s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Compensation of Named Executive Officers’ contained in First Busey’s proxy statement dated April 18, 2025.”
Approval of this resolution requires the affirmative vote of a majority of shares having voting power present at the 2025 Annual Meeting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
Board Recommendation
The board of directors recommends stockholders vote to approve the overall compensation of our NEOs by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless stockholders specify otherwise.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. Although stockholder ratification of the appointment of RSM US LLP is not required by our bylaws or otherwise, our board of directors is submitting this appointment to our stockholders for their ratification at the 2025 Annual Meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of RSM US LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee although the Audit Committee may decide to continue to retain RSM US LLP. Even if the appointment of RSM US LLP is ratified by the stockholders at the Annual Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.
Board Recommendation
The board of directors recommends stockholders vote to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025, by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless stockholders specify otherwise.
AUDIT AND RELATED FEES
During the period covering the fiscal years ended December 31, 2024 and 2023, RSM US LLP performed the following professional services for First Busey for which we paid the following amounts:

	2024	% of Total Fees	2023	% of Total Fees
Audit fees[1]	$1,026,250	100%	$859,250	100%
Audit-related fees	$—	—	$—	—
Tax fees	$—	—	$—	—
All other fees	$—	—	$—	—
Total fees	$1,026,250	100%	$859,250	100%
___________________________________________
1.Audit fees consist of fees for professional services rendered for the integrated audit of First Busey’s consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development (“HUD”), review of First Busey’s quarterly reports on Form 10-Q, annual report on Form 10‑K, and proxy statement, consents on filings, and audit procedures related to business combinations and system conversions.
A representative of RSM US LLP is expected to be present at the 2025 Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Audit Committee Pre-Approval Policy
Generally, the Audit Committee requires pre-approval of any services to be provided by First Busey’s independent registered public accounting firm, RSM US LLP, to First Busey or any of its affiliates. Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance and accounting services provided by other third parties. The pre-approval procedures include the designation of such pre-approval responsibility to the Chair of the Audit Committee.

In 2024, the Audit Committee pre-approved all audit services which consisted of professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting in accordance with Sarbanes-Oxley Section 404, procedures required to comply with HUD, the review of financial statements included in our quarterly reports on Form 10-Q and annual report on Form 10‑K, and proxy statement, services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings, and audit procedures related to business combinations and system conversions.
REPORT OF THE AUDIT COMMITTEE
In accordance with its written charter adopted by the board, the Audit Committee is responsible for: (a) the oversight of the quality and integrity of our accounting, auditing, and financial reporting practices; (b) the oversight of our internal auditors and independent registered public accounting firm; (c) the resolution of disagreements between management and our independent registered public accounting firm regarding financial reporting; and (d) the determination of the independence of our independent registered public accounting firm. During 2024, the Audit Committee met six times. At a meeting in February 2025, which included management and our independent registered public accounting firm, the Audit Committee reviewed and discussed with management our audited financial statements for the year ended December 31, 2024, which were filed with the SEC on February 27, 2025.
In discharging its oversight responsibility as to the audit process for the fiscal year ended December 31, 2024, the Audit Committee obtained from our independent registered public accounting firm a formal written statement describing all relationships between our independent registered public accounting firm and First Busey that might bear on our independent registered public accounting firm’s independence as required by the Public Company Accounting Oversight Board (“PCAOB”), discussed with our independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to our independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors, and our independent registered public accounting firm the quality and adequacy of First Busey’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.
The Audit Committee has discussed with our independent registered public accounting firm all matters required to be discussed in accordance with the applicable requirements of the PCAOB and the SEC, and has received the written disclosures and the letter from our independent registered public accounting firm in accordance with applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communication with the Audit Committee concerning independence. Based on the review and discussions with management and our independent registered public accounting firm, the Audit Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2024, for filing with the SEC.
Audit Committee:
Frederic L. Kenney (Chair and Financial Expert)
Michael D. Cassens
CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Transactions by First Busey, Busey Bank or CrossFirst Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include the Affiliates Act and the Federal Reserve’s Regulation W (which governs certain transactions by banks with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by banks to their executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.
Additionally, the Audit Committee is responsible for reviewing and approving all transactions proposed to be entered into between the Company and any “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock) that would be reportable under applicable SEC rules. This obligation covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a material direct or indirect interest). In considering whether to approve a related person transaction, the Audit Committee will take into account all relevant factors, including, among other factors, the approximate dollar value of the amount of the related person’s interest in the transaction, the nature of the Company’s participation in the transaction, whether the transaction was undertaken in the ordinary course of business of the Company, whether the transaction with the related person is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party and the purpose of and the potential benefits to the Company of the transaction. In connection with any approval or ratification of a transaction, the Audit Committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.
Our directors and executive officers and their associates were customers of, and had transactions with, First Busey and our subsidiaries in the ordinary course of business. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, fiduciary and wealth management services, certificates of deposit, and depository relationships were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral, and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons not related to First Busey and did not involve more than the normal risk of collectability or present unfavorable features. All such loans have been approved by Busey Bank’s board of directors or, to the extent such loan was approved prior to acquisition of an acquired subsidiary bank, by the applicable acquired subsidiary bank’s board of directors in accordance with bank regulatory requirements. No related party loans were categorized as non-accrual, past due, restructured or potential problem loans. Additionally, the Audit Committee considers other nonlending transactions between a director and First Busey or its subsidiaries to ensure that such transactions do not affect a director’s independence. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal stockholders, as well as their immediate family members and affiliates.
OTHER BUSINESS
As of the date hereof, there is no business to be transacted at the 2025 Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the meeting. If, however, other matters should properly be brought before the 2025 Annual Meeting, it is intended that the proxy holders may vote or act in accordance with our board’s recommendation on such matters.
ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION
A copy of our Annual Report on Form 10‑K for the year ended December 31, 2024, which includes our financial statements as of and for the year ended December 31, 2024, is filed with the SEC.

If you would like a copy of board committee charters, our code of ethics or other documents pertaining to our corporate governance, we provide these documents without charge. Please write to:
Mr. John J. Powers
Corporate Secretary
First Busey Corporation
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
* * * * *
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES OR VOTE BY FOLLOWING THE PREPRINTED INSTRUCTIONS SET FORTH ON THE PROXY OR NOTICE CARD PROMPTLY.

FIRST BUSEY CORPORATION

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 28, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 26, 2025 for shares held in the First Busey Corporation Profit Sharing Plan and Trust and in the Employee Stock Purchase Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BUSE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 28, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 26, 2025 for shares held in the First Busey Corporation Profit Sharing Plan and Trust and in the Employee Stock Purchase Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68193-P25967 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST BUSEY CORPORATION

The Board of Directors recommends you vote "FOR" the following:

	For All	Against All	For All Except
1. Election of Directors	☐	☐	☐

To vote against any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stanley J. Bradshaw
02) Rodney K. Brenneman
03) Steven W. Caple
04) Michael D. Cassens
05) Van A. Dukeman
06) Jennifer M. Grigsby
07) Karen M. Jensen
08) Frederic L. Kenney
09) Stephen V. King
10) Michael J. Maddox
11) Kevin S. Rauckman
12) Scott A. Wehrli
13) Tiffany B. White

The Board of Directors recommends you vote "FOR" the following proposals:

NOTE: This proxy will be voted in the discretion of the named proxies upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.ProxyVote.com.

V68194-P25967

FIRST BUSEY CORPORATION
Annual Meeting of Stockholders
May 29, 2025 10:30 a.m. Central Time

This proxy is solicited by the Board of Directors

I, the undersigned stockholder of First Busey Corporation (the "Company"), having received notice of the Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, each of John J. Powers and Scott A. Phillips, my true and lawful attorney and proxy, each with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock of the Company, $.001 par value, standing in my name on its books on April 1, 2025, at the Annual Meeting of the Stockholders of the Company, to be held virtually* at www.virtualshareholdermeeting.com/BUSE2025, on May 29, 2025, at 10:30 a.m., Central Time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

This proxy will be voted as directed, or if no instructions are given, it will be voted "FOR" the nominees listed under Proposal 1 and "FOR" Proposals 2 and 3.

**Continued and to be signed on reverse side*

**There is no physical location for the Annual Meeting.*

Continued and to be signed on reverse side